Exhibit 2.1

EXECUTION VERSION

Share Purchase Agreement

by and between

Kpler Holding SA
(Buyer Parent)

and

Spire Global, Inc.
(Seller Parent)

Dated as of November 13, 2024.

Relating to the Purchase & Sale of Seller Parent’s Maritime Data Business Line

Page

Section 1.	Description of Transactions	2
1.1	Pre-Closing Reorganization.	2
1.2	Purchase and Sale of Equity	2
1.3	Designation of the Buyers and the Sellers	3
1.4	Closing	3
1.5	Further Action	3
Section 2.	Purchase Price	3
2.1	Consideration Generally	3
2.2	Estimated Closing Statement	3
2.3	Closing Payments	4
2.4	Closing Statement; Post-Closing Adjustment	5
2.5	Withholding	6
Section 3.	Representations and Warranties Regarding the Target Companies and the Business	6
3.1	Organization; No Subsidiaries	7
3.2	Organizational Documents	7
3.3	Capitalization; Subsidiaries	7
3.4	Non-Contravention; Consents	8
3.5	Financial Information	8
3.6	Absence of Certain Changes	8
3.7	Sufficiency of Assets	9
3.8	Real Property	9
3.9	Intellectual Property	9
3.10	Material Contracts.	12
3.11	Liabilities	14
3.12	Compliance with Laws	14
3.13	Certain Business Practices	14
3.14	Tax Matters	15
3.15	Employee Benefit Plans and Employee Matters	18
3.16	Environmental Matters	19
3.17	Insurance	20

i.

(continued)

Page

3.18	Legal Proceedings; Orders	20
3.19	Financial Advisor	20
3.20	Related Party Transactions	20
3.21	No U.S. Critical Technology Business	20
Section 4.	Representations and Warranties of Seller Parent Concerning Seller Parent	20
4.1	Authority; Binding Nature of Agreement	20
4.2	Non-Contravention	21
4.3	Legal Proceedings	21
4.4	No Vote Required	21
4.5	Non-Resident of Canada	21
Section 5.	Representations and Warranties of Buyer Parent	21
5.1	Due Incorporation	21
5.2	Authority; Binding Nature of Agreement	21
5.3	Non-Contravention; Consents	21
5.4	Litigation	22
5.5	No Vote Required	22
5.6	Sufficiency of Funds	22
5.7	Solvency	22
5.8	Equity Commitment Letter	22
Section 6.	Interim Covenants	23
6.1	Regulatory Filings.	23
6.2	Pre-Closing Reorganization	24
6.3	Conduct of the Business of the Target Companies	25
6.4	Pre-Closing Access	27
6.5	Notification of Certain Events	28
6.6	Exclusivity	28
6.7	Equity Commitment Letter	28
6.8	Payoff Indebtedness	28
6.9	Canadian Tax Matters	28

ii.

(continued)

Page

6.10	Certain Agreements	29
Section 7.	Additional Covenants of the Parties	29
7.1	Post-Closing Access and Information; Preservation of Records	29
7.2	Indemnification of Directors, Managers, and Officers	30
7.3	Disclosure; Confidentiality	31
7.4	Tax Matters	32
7.5	Credit Support Items	40
7.6	Business Insurance	40
7.7	Government Contract and Security Matters	41
7.8	Employee Matters	41
7.9	Non-solicitation	43
7.10	Non-competition	44
7.11	Intellectual Property Rights Licenses	45
Section 8.	Conditions Precedent to Obligations of Buyer Parent	46
8.1	Accuracy of Representations and Warranties	46
8.2	Performance of Covenants	46
8.3	No Restraints	46
8.4	Material Adverse Effect	46
8.5	Pre-Closing Reorganization	46
8.6	NSIA Clearance	47
8.7	Agreements and Documents	47
Section 9.	Conditions Precedent to Obligation of the Seller Parties	47
9.1	Accuracy of Representations and Warranties	47
9.2	Performance of Covenants	47
9.3	No Restraints	47
9.4	Pre-Closing Reorganization	47
9.5	NSIA Clearance	48
9.6	Agreements and Documents	48

iii.

(continued)

Page

Section 10.	Termination	48
10.1	Termination	48
10.2	Effect of Termination	49
Section 11.	Limits on Recourse	49
11.1	R&W Insurance	49
11.2	No Recourse; Non-Survival of Representations, Warranties and Covenants	49
11.3	No Implied Representations; Non-Reliance	50
11.4	Wrong Pockets	51
11.5	Defense of Third Party Claims	51
Section 12.	Miscellaneous Provisions	52
12.1	Amendment	52
12.2	Expenses	52
12.3	Waiver	52
12.4	Entire Agreement; Counterparts	52
12.5	Applicable Law; Jurisdiction	53
12.6	Attorneys’ Fees	53
12.7	Assignability	53
12.8	Parties in Interest; Third Party Beneficiaries	53
12.9	Notices	53
12.10	Severability	54
12.11	Conflict of Interest	55
12.12	Attorney-Client Privilege	55
12.13	Specific Performance	55
12.14	Construction	56
12.15	Disclosure Schedule	57

iv.

(continued)

Exhibits

Exhibit A – Definitions

Exhibit B – Form of Transition Services Agreement

Exhibit C – Pre-Closing Reorganization

Exhibit D – Form Reverse Data Supply Agreement

Exhibit E – Transaction Accounting Principles and Illustrative Calculation

Exhibit F – Agreed Commercial Principles

Schedules

Disclosure Schedule

Schedule 1.1(c) – Shared Contracts

Schedule 1.3 – Buyers

Schedule 2.3(b) – Payoff Indebtedness

Schedule 6.1(a) – Specified Laws

Schedule 6.1(c) – Certain Efforts

Schedule 7.4(a)(i) – Execution Date Allocation Schedule

Schedule 7.4(a)(ii) – Binding Allocation Principles

Schedule A – Business Employees

v.

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (as may be amended from time to time, this “Agreement”) is made and entered into as of November 13, 2024, by and between: Kpler Holding SA, a Belgian corporation (“Buyer Parent”), and Spire Global, Inc., a Delaware corporation (“Seller Parent”). Buyer Parent and Seller Parent are referred to collectively herein as the “Parties.” Certain other capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

A. Seller Parent is engaged, directly and indirectly through certain of its Subsidiaries, in the business line of aggregating, analyzing and delivering global vessel data obtained from space-based sensor networks for ship monitoring, ship safety and route optimization in the maritime industry (such business line as presently conducted by Seller Parent and its Subsidiaries and excluding the Retained Businesses, the “Business”).

B. Buyer Parent desires to purchase the Business from Seller Parent, and Seller Parent desires to sell the Business to Buyer Parent, with such transaction to be effected by (1) the consummation of the Pre-Closing Reorganization (as defined below), which will (among other things) result in certain assets and liabilities relating to the Business being held by (a) exactEarth Ltd., a corporation existing under the federal laws of Canada (“CanadaCo”), (b) exactEarth Europe Ltd., a private company organized under the laws of England and Wales and a wholly owned subsidiary of CanadaCo (“UKCo”), (c) a newly formed Delaware limited liability company (“USCo”), (d) a newly formed Luxembourg entity (“LuxCo”), and (e) a newly formed Singapore entity (“SingaporeCo”), (2) the transfer all of the outstanding Equity Interests (the “Purchased Equity”) of CanadaCo, USCo, LuxCo and SingaporeCo (the “Direct Target Companies” and, together with UKCo, the “Target Companies”) by those Seller Parties holding such Equity Interests (the “Sellers”) to Buyer Parent or its applicable Subsidiaries (the “Buyers”), and (3) one or more Buyers hiring certain specified personnel from other Subsidiaries of Seller Parent, in each case upon the terms and subject to conditions of this Agreement.

C. In light of the integration of the Business with Seller Parent’s other operations, upon the Closing, (1) Seller Parent and Buyer Parent will enter into a transition services agreement, substantially in the form attached hereto as Exhibit B, providing for the temporary provision by Seller Parent to the Business of certain services on a transitional basis (the “Transition Services Agreement”), (2) a long-term agreement, substantially in the form of Exhibit D, providing for the provision by the Business of certain data to the Seller Parties (the “Reverse Data Supply Agreement”); (3) the Authorized Reseller Agreement (as defined below); and (4) the RF Data License (as defined below).

D. Seller Parent and its Subsidiaries engage in activities, operations and businesses (including the Retained Businesses) that are not part of the Business and are not transferring to Buyer as part of the Transactions. Prior to the Closing, Seller Parties shall undertake the actions described on Exhibit C and such other actions as Seller Parent may reasonably consider to be necessary to effect the separation from the Target Companies and the retention by Seller Parent and its other Subsidiaries (the “Seller Parties”) of such activities, operations and businesses (including the Retained Businesses), including any service providers or employees assets not exclusively used and held for use in the Business that Seller Parent desires to retain (the “Pre-Closing Reorganization”).

1.

Now, Therefore, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties hereby agree as follows:

Agreement

Section 1. Description of Transactions

1.1 Pre-Closing Reorganization.

(a) Pre-Closing Reorganization. Seller Parent shall use commercially reasonable efforts to promptly complete the Pre-Closing Reorganization, provided that the effectiveness of all or any part of the Pre-Closing Reorganization may be conditioned upon the consummation of the Closing. Seller Parent shall keep Buyer Parent reasonably informed with respect to the progress of the Pre-Closing Reorganization, including by providing prompt notice with respect to any delays or difficulties regarding any of the Pre-Closing Reorganization steps.

(b) Non-Assignable Assets. Notwithstanding anything to the contrary in this Agreement, to the extent that any sale, conveyance, transfer or assignment as part of the Pre-Closing Reorganization of any asset (including any Permit or Contract), or any claim, right or benefit arising thereunder or resulting therefrom (collectively, the “Interests”) is not permitted by applicable Law or is not permitted without the Consent of any Person which consent has not been obtained at or prior to the Pre-Closing Reorganization, this Agreement shall not be deemed to constitute a sale, conveyance, transfer or assignment of any such Interest (a “Retained Interest”) unless and until such Retained Interest can be sold, conveyed, transferred or assigned or such Consent is obtained, at which time: (i) such Retained Interest shall be deemed to be sold, conveyed, transferred and assigned in accordance with the provisions hereunder, subject to any condition or provision contained in such Consent, whereupon it shall cease to be a Retained Interest, and (ii) the intended recipient of such Interest shall assume the obligations under such Retained Interest. With respect to any Retained Interest, the parties shall take such action as may be necessary to provide that the benefits and burdens of such Retained Interest accrue to the party to whom such Interest is to be transferred in the Pre-Closing Reorganization. After the Closing, each Party shall use commercially reasonable efforts, and cooperate with each other, to obtain any consents required for the sale, conveyance, transfer and assignment of the Retained Interests.

(c) Shared Contracts. Schedule 1.1(c) identifies certain contracts that relate to or involve both the Business, on the one hand, and the Retained Businesses, on the other hand (the “Shared Contracts”) and sets forth for each such Shared Contracts the intended treatment of such Shared Contract in the Transactions. The Parties shall cooperate and use commercially reasonable efforts to implement such treatment as of the Closing or as soon as practicable thereafter. From the Closing until such time as such treatment may be fully implemented, the Parties shall cooperate in good faith to provide that the benefits and burdens of each Shared Contract are allocated to the Business or Retained Businesses, as applicable, consistent with the intent of such treatment.

1.2 Purchase and Sale of Equity. On the terms and subject to the conditions set forth in this Agreement, at and as of the Closing Date, Buyer Parent shall, and shall cause the applicable Buyer(s) to, purchase from the applicable Seller(s), and Seller Parent shall cause the applicable Seller(s) to sell, assign, convey and transfer to the applicable Buyer(s), all of the Purchased Equity.

2.

1.3 Designation of the Buyers and the Sellers. Schedule 1.3 sets forth the currently contemplated Buyers and, for each Buyer, the Purchased Equity to be acquired by such Buyer. Schedule 1.3 may be modified prior to the Closing with reasonable advance written notice by Buyer Parent and subject to Seller Parent’s express written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided that Seller Parent has received reasonable assurance that such modification will not cause a delay in the Closing or result in any adverse Tax, legal, business or other consequences for the Seller Parties (including by resulting in an increase in the amount of Taxes required to be deducted or withheld from payments to be made thereto).. Seller Parent shall designate the applicable Sellers in connection with Closing.

1.4 Closing. The consummation of the Transactions (the “Closing”) shall take place remotely via electronic exchange of closing deliveries on a date to be designated by Seller Parent (the “Closing Date”), which shall be no later than the fifth Business Day after the satisfaction or waiver of all conditions set forth in Section 8 and Section 9 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or such other date or time as the Parties mutually agree in writing. All events that occur at the Closing shall be deemed to occur simultaneously.

1.5 Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of the Target Companies after the Closing and Buyer Parent shall take such action, so long as such action is not inconsistent with this Agreement.

Section 2. Purchase Price.

2.1 Consideration Generally.

(a) The aggregate consideration payable by the Buyers to the Sellers for the Purchased Equity shall be an amount in cash (such amount, the “Aggregate Purchase Price”) equal to (i) $233,500,000, plus (ii) the Company Cash, minus (iii) the Company Indebtedness, minus (iv) any Company Transaction Expenses, plus (v) the amount, if any, by which the Company Working Capital is greater than Target Working Capital, minus (vi) the amount, if any, by which the Company Working Capital is lower than Target Working Capital.

(b) An estimate of the Aggregate Purchase Price shall be determined in accordance with Section 2.2 (such estimate, the “Closing Purchase Price”) and paid by the Buyers at the Closing as directed by Seller Parent, which estimate shall be subsequently reconciled and adjusted as provided in Section 2.4.

(c) The allocation of the Aggregate Purchase Price shall be as per Section 7.4(a).

2.2 Estimated Closing Statement.

(a) Not later than fourth Business Days prior to the Closing Date, Seller Parent shall deliver to Buyer Parent a written schedule (the “Estimated Closing Statement”) setting forth in reasonable detail Seller Parent’s good faith estimate of (i) the Company Cash (the “Estimated Company Cash”), (ii) the Company Working Capital (the “Estimated Company Working Capital”), (iii) the Company Indebtedness (the “Estimated Company Indebtedness”), (iv) the Company Transaction Expenses (the “Estimated Company Transaction Expenses”) (v) the Seller Transaction

3.

Expenses (the “Estimated Seller Transaction Expenses”),; and (vi) the resulting Closing Purchase Price determined using such estimates.

(b) The Estimated Closing Statement shall be prepared based on management’s good faith estimates and in a manner consistent with the Transaction Accounting Principles, including the illustrative calculation of Closing Working Capital included in Exhibit E (the “Company Working Capital Illustration”). Upon the delivery of the Estimated Closing Statement, to the extent reasonably requested by Buyer Parent, Seller Parent will make available to Buyer Parent and its Representatives the work papers (subject to the execution of customary work paper access letters, if requested) and other books and records used in preparing the Estimated Company Cash, the Estimated Company Working Capital, the Estimated Company Indebtedness, and the Estimated Company Transaction Expenses and the Estimated Seller Transaction Expenses. However, neither such access nor any disagreement with respect to the Estimated Closing Statement shall delay the Closing, which shall occur using the amounts set forth in the Estimated Closing Statement unless otherwise expressly agreed.

2.3 Closing Payments. On the Closing Date, Buyer Parent (on behalf of the Buyers) shall make or cause to be made the following payments, each by wire transfer of immediately available funds to the accounts set forth next to each recipient’s name on the Estimated Closing Statement:

(a) to the applicable Seller or its designees, an amount in cash equal to the Closing Purchase Price minus the Payoff Amounts minus the Seller Transaction Expenses;

(b) on behalf of the applicable Seller Party or Target Company, to each applicable holder of Indebtedness of Seller Parties secured by a Lien (other than a Permitted Lien) on the Purchased Equity or the assets of a Target Company set forth in Section 2.3(b) of the Disclosure Schedule (the “Payoff Indebtedness”), the amount in cash equal to the payoff amount due for such Indebtedness to such lender as set forth in a customary payoff letter with respect to such Indebtedness as provided by Seller Parent prior to Closing (such amounts, collectively, the “Payoff Amounts”);

(c) on behalf of the applicable Seller Party to each Person identified on the Estimated Closing Statement, the amount of the Estimated Seller Transaction Expenses set forth opposite such Person’s name on the Estimated Closing Statement; provided that to the extent any such Estimated Seller Transaction Expenses are considered compensation for services performed by a service provider of a Seller Party, such amounts shall be paid to Seller Parent, which will then cause such amounts to be paid to the applicable Person through payroll (subject to all required withholding);

(d) on behalf of the Target Companies, to each Person identified on the Estimated Closing Statement, the amount of the Estimated Company Transaction Expenses set forth opposite such Person’s name on the Estimated Closing Statement; provided that to the extent any such Estimated Company Transaction Expenses are considered compensation for services performed by a service provider of a Seller Party or a Target Company, such amounts shall be paid to such Seller Party or such Target Company, which will then cause such amounts to the applicable Person through payroll (subject to all required withholding); and

(e) on behalf of the Target Companies, to each Person (if any) identified on the Estimated Closing Statement, the amount of the Estimated Company Indebtedness (excluding any Accrued Tax Amount) set forth opposite such Person’s name on the Estimated Closing Statement.

4.

2.4 Closing Statement; Post-Closing Adjustment.

(a) Within 90 calendar days following the Closing, Buyer Parent shall prepare and deliver to Seller Parent a written schedule (the “Closing Statement”) setting forth in reasonable detail its calculation of (i) the Company Cash, (ii) the Company Working Capital, (iii) the Company Indebtedness, (iv) the Company Transaction Expenses, and (v) the resulting Aggregate Purchase Price. The Closing Statement shall be prepared in accordance with the Transaction Accounting Principles and in a manner consistent with the Company Working Capital Illustration. Following the Closing, Buyer Parent shall provide Seller Parent and its Representatives reasonable access (including by electronic delivery of documents), during regular business hours, in such a manner as to not interfere with the normal operation of Buyer Parent (subject to the execution of customary work paper access letters, if requested) work papers and books and records relating to the preparation of the Closing Statement solely for the purpose of assisting Seller Parent in its review of the Closing Statement and the calculations contained therein.

(b) If Seller Parent disagrees with the calculations in the Closing Statement, Seller Parent shall notify Buyer Parent of such disagreement in writing (the “Dispute Notice”) within 60 calendar days after delivery of the Closing Statement. The Dispute Notice must set forth in reasonable detail any item on the Closing Statement which Seller Parent believes has not been prepared in accordance with this Agreement and Seller Parent’s determination of the amount of such item. Any item or amount that Seller Parent does not dispute in the Dispute Notice within such 60-calendar day period shall be final, binding and conclusive for all purposes hereunder. In the event any such Dispute Notice is timely provided, Buyer Parent and Seller Parent shall use commercially reasonable efforts for a period of 15 calendar days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations included in the Closing Statement that were disputed in the Dispute Notice. If, at the end of such period, Seller Parent and Buyer Parent remain unable to resolve the dispute in its entirety, then either may elect that the unresolved items and amounts thereof in dispute shall be submitted to a nationally recognized independent accounting firm, reasonably acceptable to Buyer Parent and Seller Parent, which shall not be the independent accountants of Buyer Parent or Seller Parent (the “Dispute Auditor”). The Dispute Auditor shall determine, based solely on the provisions of this Section 2.4 and the related definitions in this Agreement and the written presentations by Seller Parent and Buyer Parent, and not by independent review, only those items and amounts that remain then in dispute as set forth in the Dispute Notice. The Dispute Auditor’s determination of the Company Cash, the Company Working Capital, the Company Indebtedness and/or the Company Transaction Expenses, as applicable, shall be made within 45 calendar days after the dispute is submitted for its determination and shall be set forth in a written statement delivered to Seller Parent and Buyer Parent. A judgment of a court of competent jurisdiction selected pursuant to Section 12.5 hereof may be entered upon the Dispute Auditor’s determination. The Dispute Auditor shall have exclusive jurisdiction over, and resorting to the Dispute Auditor as provided in this Section 2.4(b) shall be the only recourse and remedy of the Parties against one another with respect to, those items and amounts that remain in dispute under this Section 2.4(b), and Buyer Parent shall not be entitled to seek indemnification or recovery of any attorneys’ fees or other professional fees incurred by Buyer Parent in connection with any dispute governed by this Section 2.4. The Dispute Auditor shall allocate its fees and expenses between Buyer Parent and Seller Parent according to the degree to which the positions of the respective Parties are not accepted by the Dispute Auditor. In no event shall the decision of the Dispute Auditor assign a value to any item greater than the greatest value for such item claimed by either Buyer Parent or Seller Parent or lesser than the smallest value for such item claimed by either

5.

Buyer Parent or Seller Parent. Any determinations made by the Dispute Auditor pursuant to this Section 2.4 shall be final, non-appealable and binding on the Parties, absent manifest error or fraud.

(c) Once the Aggregate Purchase Price has become finally determined in accordance with this Section 2.4 (the date of such final determination, the “Final Adjustment Amount Determination Date”), the “Final Adjustment Amount” will be the amount equal to the Aggregate Purchase Price as so finally determined, minus the Closing Purchase Price:

(d) If the Final Adjustment Amount is a positive number, then within five Business Days after the Final Adjustment Amount Determination Date, Buyer Parent (on behalf of the Buyers) shall pay or cause to be paid the Final Adjustment Amount to or as directed by Seller Parent (acting on behalf of the Sellers). If the Final Adjustment Amount is a negative number, then within five Business Days after the Final Adjustment Amount Determination Date, Seller Parent (on behalf of the Sellers) shall pay or cause to be paid the absolute value of Final Adjustment Amount to or as directed by Buyer Parent (acting on behalf of the Buyers).

(e) The Parties agree that, from and after the Closing, the provisions of this Section 2.4 and the dispute resolution provisions contemplated hereby shall be the sole and exclusive remedy and exclusive forum of the Parties with respect to the calculation of the Aggregate Purchase Price and the components thereof, including any Liability that could have been included in the calculation thereof, and shall be allocated to the Purchased Equity to which such payments relate as determined by Seller Parent.

(f) Any payment made under this Section 2.4, to the maximum extent permitted by applicable Law, shall be treated, including for all Tax purposes, as an adjustment to Closing Purchase Price.

2.5 Withholding. Each of Buyer Parent, Seller Parent, the Buyers, the Sellers, the Target Companies and their respective Affiliates and agents (each a “Withholding Agent”) will be entitled to deduct and withhold from the amounts otherwise payable under this Agreement, the Taxes such Withholding Agent is required to deduct and withhold from such amounts under the Code or any other Law in respect of Taxes; provided, however, that, except with respect to any compensatory payments, so long as the Seller of USCo provides the IRS Form W-9 required under Section 7.5(b) (if any), Buyer Parent agrees that no U.S. federal income Taxes shall be deducted or withheld from any payments made to the Sellers. The applicable Withholding Agent shall provide Seller Parent with written notice of its intention to deduct or withhold any amounts pursuant to the preceding sentence with respect to amounts payable to the Sellers or any of their Affiliates (which, after the Closing Date, shall not include the Target Companies) at least five Business Days prior to any such deduction or withholding, and the applicable Withholding Agent shall use commercially reasonable efforts to reduce or eliminate any such deduction or withholding. To the extent that Taxes are deducted or withheld in accordance with this Section 2.5 and timely, fully and properly paid over to the appropriate Governmental Entity in accordance with applicable Law, such deducted or withheld amounts will be treated as having been paid to the Person in respect of which such deduction or withholding was made.

Section 3. Representations and Warranties Regarding the Target Companies and the Business

Except as disclosed in the Disclosure Schedule, Seller Parent hereby represents and warrants to Buyer Parent with respect to the Business as follows:

6.

3.1 Organization; No Subsidiaries.

(a) Each of CanadaCo and UKCo is, and as of Closing each Target Company will be, an Entity duly organized, validly existing and in good standing (where such concept exists under the Laws of the jurisdiction of its formation) and has all requisite corporate or limited liability company, as applicable, power and authority, as the case may be, to conduct its business in the manner in which its business is currently being conducted.

(b) Each of CanadaCo and UKCo is, and as of Closing each Target Company will be, qualified to do business and is in good standing, under the Laws of all states and provinces where the nature of its business requires such qualification, except where the failure to be so qualified or in such good standing has not had and would not reasonably be expected to have a Material Adverse Effect.

(c) Except for CanadaCo in respect of UKCo, the Target Companies do not have any other Subsidiaries.

3.2 Organizational Documents. Seller Parent has delivered or made available to Buyer Parent copies of the Organizational Documents of each of CanadaCo and UKCo, including all amendments thereto, as in effect on the Agreement Date, which Organizational Documents are in full force and effect as of the Agreement Date.

3.3 Capitalization; Subsidiaries.

(a) Section 3.3(a) of the Disclosure Schedule sets forth (i) the authorized and outstanding capitalization of each Target Company existing as of the Agreement Date and (i) the Seller that will hold all Purchased Equity as of immediately prior to Closing.

(b) (i) There are no other existing options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) or agreements to which any Target Company is a party requiring, and there are no securities of the Target Companies outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other Equity Interests of the Target Companies or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase the Purchased Equity or other Equity Interests of the Target Companies, (ii) there are no obligations, contingent or otherwise, of the Target Companies to (A) repurchase, redeem or otherwise acquire any of its Equity Interests or (B) to make any material investment in (in the form of a loan, capital contribution or otherwise), or to provide any guarantee (excluding indemnification obligations) with respect to the obligations of, any third party and (iii) there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Target Companies.

(c) There are no bonds, debentures, notes or other Indebtedness of the Target Companies having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which a Seller may vote. There are no voting trusts, irrevocable proxies or other contracts or understandings to which any Target Company is a party or is bound with respect to the voting or consent of any securities of any Target Company.

(d) All of the issued outstanding securities of each Target Company have been duly authorized and validly issued and are fully paid and non-assessable, free and clear of all Liens (other

7.

than restrictions imposed by securities Laws applicable to securities generally and rights of Buyers created hereunder), and have been issued and granted in all material respects in compliance with all applicable securities Laws.

3.4 Non-Contravention; Consents. Except as contemplated by this Agreement (including Section 7.7), and with respect to clauses (b) and (c) of this Section 3.4 only, except as would not have a Material Adverse Effect, the execution and delivery of this Agreement and each of the Transaction Documents to which any Target Company is a party or bound and the consummation by the Target Companies of the Transactions will not cause a: (a) violation of any of the provisions of the Organizational Documents of a Target Company; (b) violation by any Target Company of any Law applicable to such Target Company; or (c) default (or an event that, with or without notice or lapse of time or both would constitute a default) on the part of any Target Company under, or give to any rights of termination, cancellation or acceleration of any material obligations of any Target Company, or result in the creation of a Lien on any of the properties or assets of any Target Company (other than a Permitted Lien) pursuant to, or cause the rights of any Person with respect to the Business to be triggered or become exercisable, pursuant to any Contract. Except as contemplated by this Agreement (including Section 7.7) and except as set forth on Section 3.4 of the Disclosure Schedule, no Target Company is required to obtain any Consent from any Governmental Entity or party to a Material Contract at any time prior to the Closing as a result of the execution and delivery of this Agreement or the consummation by the Target Companies of the Closing, except where the failure to obtain such Consent would not have a Material Adverse Effect.

3.5 Financial Information. Section 3.5(a) of the Disclosure Schedule sets forth certain unaudited financial information of the Business (a) as of and for the year ended December 31, 2023, and (b) as of and for the nine months ended September 30, 2024 (such financial information collectively referred to as the “Financial Information”). The Financial Information fairly represents, in all material respects and taken as a whole (subject to the limitations listed) the financial position and the results of operations for the Business. The Financial Information was prepared in good faith from the books and records of Seller Parent and fairly represents the financial metrics set forth therein for the Business as of the dates and for the periods therein specified; provided that (a) throughout the respective periods covered thereby, the Business has not operated as separate stand-alone entity of Seller Parent and instead the balance sheet and results of operations of the Business have been reported within the consolidated financial statements of Seller Parent, as applicable, (b) standalone financial statements have not historically been prepared for the Business, and (c) the Financial Information does not include corporate overhead, and (d) the Financial Information is not necessarily indicative of the financial position and results of operations of the Business had it been reported on a stand-alone basis.

3.6 Absence of Certain Changes. Except as expressly contemplated by this Agreement, between September 30, 2024 and the Agreement Date, each of the Seller Parties has conducted the Business in the ordinary course of business in all material respects and there has not occurred: (a) any event or series of related events that has had or would reasonably be expected to have a Material Adverse Effect; or (b) any event or action that would require the consent of Buyer Parent pursuant to Sections 6.3(a), (b), (d), (i) or (j) if such event or action occurred during the Pre-Closing Period.

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3.7 Sufficiency of Assets. On the Closing Date after giving effect to the Transactions and assuming the receipt of necessary consents as contemplated by this Agreement, the assets of the Target Companies, any In-Scope Assets conveyed directly to Buyer Parent or any of its Affiliates as contemplated by Section 11 of Exhibit C (any Intellectual Property included therein, the “Directly Conveyed IP”), the license granted pursuant to Section 7.11, and the rights and services to be provided under and in accordance with the terms of the Transition Services Agreement (including any Intellectual Property and Intellectual Property Rights assigned, transferred, licensed or made available by or on behalf of Seller Parent or any of its Affiliates under and in accordance with that Transition Services Agreement), will constitute all the material tangible and intangible assets (including, for the avoidance of doubt, Intellectual Property and Intellectual Property Rights) used by the Seller Parties and the Target Companies to conduct the Business, and that are reasonably required to enable Buyer Parent and its Affiliates (including, for the avoidance of doubt, the Target Companies) to conduct the Business immediately following the Closing Date in substantially the same manner as conducted prior to the Closing.

3.8 Real Property.

(a) Section 3.8(a) of the Disclosure Schedule sets forth (by street address) the real property leased or otherwise occupied by any Seller Party or Target Company and used primarily in the Business (the “Leased Real Property”), which is the only real property used primarily by the Business (it being understood that the Business also uses office space shared with the Retained Businesses, which is not included in the In-Scope Assets). In the past three years, no Seller Party has received written notice of default under any Real Property Lease.

(b) No Seller Party or Target Company has granted any other Person the right to occupy or use any Leased Real Property. There is no pending or, to Seller Parent’s Knowledge, threatened Legal Proceeding with respect to eminent domain or condemnation with respect to all or any portion of the Leased Real Property.

3.9 Intellectual Property.

(a) Upon Closing, no Intellectual Property (other than the Retained Maritime IP) that has been used, held for use, practiced or exploited exclusively or primarily in the Business is owned by any Seller Party.

(b) Section 3.9(b) of the Disclosure Schedule lists (i) details of all Registered IP and domain names included in the In-Scope IP (including the jurisdiction in which such item of has been registered or filed, the applicable application, registration or serial number, the current record owner or registrant (as applicable), the applicable registrar and the applicable renewal date), (ii) all material Maritime Proprietary Software, and (iii) all other material In-Scope IP which is not required to be scheduled pursuant to either of the foregoing (i) or (ii). In respect of such Registered IP and domain names (y) all filings, payments, and other actions required to be paid, made or taken for their renewal and maintenance have been paid, made or taken, and (z) they are not, and they have not been since November 1, 2018, the subject of any action or other Legal Proceeding (actual or threatened) for opposition, amendment, revocation, cancellation or invalidity.

(c) At all times prior to Closing, each Seller Party or Target Company has exclusively owned all right, title and interest (free and clear of all Liens other than Permitted Liens) in and to all of the Maritime Intellectual Property owned or purported to be owned by it, or otherwise had

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a valid and enforceable license to use, hold for use, practice or exploit that Maritime Intellectual Property as necessary and sufficient to conduct the Business.

(d) On Closing, each Target Company, together with, in relation to any In-Scope Assets (including Directly Conveyed IP), Buyer Parent or its relevant Affiliates to whom such In‑Scope Assets (including Directly Conveyed IP) is conveyed as contemplated by Section 11 of Exhibit C, (i) exclusively owns all right, title and interest (free and clear of all Liens other than Permitted Liens) in and to the In-Scope IP and (ii) shall have a valid and enforceable right to use, hold for use, practice and exploit: (A) the Retained Maritime IP under and pursuant to Section 7.11; and (B) under a valid and enforceable written license comprised in the In‑Scope Assets, any other Intellectual Property used, held for use, practiced and exploited exclusively or primarily in the conduct of the Business (such Intellectual Property referred to in (A) and (B), “In-Licensed IP”).

(e) On Closing, the In-Scope IP, together with the In-Licensed IP and any Intellectual Property provided or made available under and in accordance with the Transition Services Agreement, constitutes all Intellectual Property necessary and sufficient to conduct the Business.

(f) The conduct of the Business as currently conducted does not infringe upon, misappropriate or otherwise violate, and, the conduct of the Business, has not at any time since January 1, 2022 infringed upon, misappropriated or otherwise violated, any Intellectual Property Rights of any Person. Since January 1, 2022, no Person has asserted any claim or brought or made any Legal Proceedings (i) challenging or questioning any Seller Party’s or Target Company’s right, interest or title in or to any of the Maritime Intellectual Property; or (ii) alleging infringement, misappropriation or violation of any Intellectual Property Rights by a Seller Party or Target Company.

(g) None of the Owned Maritime Intellectual Property nor, to the Seller Parent’s Knowledge, any other Maritime Intellectual Property, is subject to any Contract, Lien or Legal Proceeding that: (i) restricts the use, transfer, registration, licensing or exploitation of any such Intellectual Property by any Seller Party or Target Company; (ii) otherwise affects the validity, scope, use, registrability or enforceability of any Maritime Intellectual Property; (iii) is otherwise inconsistent with the operation of the Business; or (iv) restricts, prohibits or is otherwise inconsistent with the Transactions contemplated by this Agreement.

(h) To Seller Parent’s Knowledge, since January 1, 2022, no Person has infringed upon, misappropriated or violated, and no Person is currently infringing upon, misappropriating, or violating any Maritime Intellectual Property.

(i) Section 3.9(i) of the Disclosure Schedule sets forth a complete and accurate list of each Contract pursuant to which any Maritime Intellectual Property has been sold or assigned to any Person by a Seller Party or a Target Company, or is currently being licensed or otherwise conveyed or provided to any Person by or on behalf of a Seller Party or a Target Company, or pursuant to which a Seller Party or a Target Company grants or is purported to grant to any Person any immunity, authorisation, covenant not to sue, release or other right with respect to any Maritime Intellectual Property (“Outbound IP Contract”), other than Immaterial Licenses.

(j) Section 3.9(j) of the Disclosure Schedule sets forth a complete and accurate list of each Contract pursuant to which any Maritime Intellectual Property has been sold or assigned to any Seller Party or Target Company by a third Person (except Contracts related to acquisitions of predecessor businesses, which are as set forth in Section 3.10(a)(ii) of the Disclosure Schedule), or is

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currently being licensed or otherwise conveyed or provided to any Seller Party or Target Company by a third Person, including Contracts for the development of material Intellectual Property for the benefit of the Seller Party or Target Company that is used in or held for use primarily or exclusively for the Business (“Inbound IP Contracts”), other than Immaterial Licenses.

(k) Each Seller Party and Target Company has taken all commercially reasonable steps, and implemented security measures that align with industry practice, including measures against unauthorized disclosure, designed to protect the Maritime Products and the secrecy, confidentiality, and value of each Seller Party’s and Target Company’s trade secrets and other confidential and technical information included in the Maritime Intellectual Property.

(l) Each Person who has contributed to the invention, conception or development of any material Intellectual Property for or on behalf of a Seller Party or a Target Company that is used or held for use exclusively or primarily for the Business (each such Person, a “Contributor”) has entered into a valid and enforceable written agreement that is effective to assign to the Seller Parent, exclusive ownership of all rights, title, and interest in and to all such Intellectual Property and obligates such Person to maintain and protect the secrecy of any relevant Seller Parties’ or Target Companies’ confidential information, trade secrets and other technical information. To the Seller Parent’s Knowledge, no Contributor has materially breached or violated any such agreement.

(m) No current or former Contributors, founders, members, directors, officers, employees, contractors, consultants, or agents of a Seller Party or a Target Company, and no Governmental Entity, university, college or academic or research institution, owns any right, title or interest (whether or not currently exercisable) in or to, nor any right to royalties with respect to any use, practice or exploitation of, any Owned Maritime Intellectual Property.

(n) The execution and delivery of this Agreement and the consummation of the Transactions, and the compliance with the provisions of this Agreement, does not and will not: (i) conflict with, alter, or impair, any of the rights of any Seller Party or Target Company in or to any Maritime Intellectual Property nor the validity, enforceability, use, right to use, ownership, priority, duration or scope of any Maritime Intellectual Property; (ii) cause any Seller Party to grant to any third party any right in, to, or with respect to, any Maritime Intellectual Property, which restricts, prohibits or is otherwise inconsistent with the Transactions contemplated by this Agreement or the conduct of the Business; nor (iii) cause any Target Company: (1) to grant to any third party any right in, to, or with respect to any Maritime Intellectual Property; or (2) to be obligated to pay any royalties or other amounts to any Person in excess of those payable by a Seller Party or Target Company (as applicable) prior to the Closing Date.

(o) The Seller Parties and Target Companies together maintain appropriate administrative, technical and physical safeguards designed to protect the confidentiality, integrity and availability of the Personal Data Processed in connection with the Business, and IT Systems.

(p) As of the Agreement Date, each Seller Party and Target Company owns or has valid license or other enforceable right to use all IT Systems as necessary to conduct the Business; and as of the Closing Date, each relevant Target Company owns or has valid license or other enforceable right (including any right as may be granted under and in accordance with the Transition Services Agreement) to use all IT Systems as necessary to conduct the Business.

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(q) The IT Systems are in good working order and sufficient to satisfy the current requirements (including requirements as to compute resource and data volumes) of the Business as conducted in the twelve (12) months immediately preceding the Closing Date.

(r) No Intellectual Property that is included in the Maritime Intellectual Property, or used, held for use, practiced, exploited, licensed, distributed or otherwise made available as part of the Business or otherwise by or on behalf of any Target Company (including any Maritime Products), incorporate any Intellectual Property (including Open Source Materials) that has been used under terms that: (i) require disclosure or distribution of any source code to any software comprised within the Owned Maritime Intellectual Property (the “Maritime Proprietary Software”); (ii) require all or any part of any Maritime Proprietary Software or Maritime Products to be licensed for the purpose of making derivative works; or (iii) restrict the consideration chargeable for any Maritime Proprietary Software or Maritime Products.

(s) The Seller Parties in respect of the Business, and each of CanadaCo and UKCo, have at all times, and, as of Closing, each Target Company has, implemented commercially reasonable: (i) security measures, including administrative, organizational, technical and physical safeguards, that are appropriate to protect the confidentiality, integrity and availability of the IT Systems, the Maritime Products and any data used, held for use, or transmitted by the Seller Parties or the Target Companies or the Business (including Company Data), including to protect against and mitigate the impact of Security Incidents; and (ii) procedures to back up Company Data, and business continuity and disaster recovery plans, in each case, that align with industry practice.

(t) Since January 1, 2022, there have been no failures of any IT Systems, which have had (or are having) a material adverse effect on the Business, the Seller Parties in respect of the Business or the Target Companies.

(u) Since January 1, 2022, each Seller Party and each Target Company has complied in all material respects with its applicable privacy policies and with all Privacy Obligations applicable to the Business. Since January 1, 2022, no Seller Party nor any Target Company, has experienced any actual or reasonably suspected Security Incident, and no Person has made any allegation of there having been any such Security Incident. To the Seller Parent’s Knowledge, no facts, circumstances or vulnerabilities exist that are reasonably likely to result in a Security Incident.

3.10 Material Contracts.

(a) Section 3.10(a) of the Disclosure Schedule lists each contract (other than purchase orders) in effect as of the Agreement Date to which any Seller Party or Target Company is a party and that relates primarily or exclusively to the Business (collectively, together with the Outbound IP Contracts and Inbound IP Contracts (in each case excluding any Immaterial Licenses), “Material Contracts”):

(i) any contract (or group of related contracts) that require future payments by or to a Seller Party or Target Company in connection with the Business in excess of $250,000 in any calendar year (except for any offer letters or employment agreements entered into in the ordinary course of business with Business Employees) in each case to the extent the contract is not terminable without penalty on 90 calendar days’ or shorter notice and is related to the Business; provided, that such penalty shall not include requirements to pay costs and expenses in connection with the

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termination of such agreements consisting of reimbursement of expenses incurred and reasonable wind-down costs;

(ii) any acquisition agreement entered into in the three-year period preceding the Agreement Date pursuant to which a Seller Party or Target Company acquired any operating business or material assets, in each case other than any such contracts entered into in the ordinary course of business (including pursuant to financing agreements, leases and commercial agreements with suppliers and/or with respect to the sale, distribution or licensing of products by a Seller Party or Target Company);

(iii) (A) any monetary guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by a Seller Party or Target Company; (B) any contract evidencing Indebtedness of any Seller Party or Target Company or providing for the creation of or granting any Lien (other than Permitted Liens) upon any of the property or assets of the Target Companies; and (C) any currency, commodity or other hedging or swap contract;

(iv) (A) any contract creating or purporting to create any corporate joint venture, or commercial joint venture or any partnership for the sharing of profits and losses, by any Seller Party or Target Company with any third party; or (B) any contract that provides for “earn-outs” or other similar contingent payments or Target Company by or to any Seller Party for the deferred purchase price of a business;

(v) any material contract with a Governmental Entity;

(vi) (A) any contract containing covenants restricting competition which have, or would have, the effect of prohibiting the Business from engaging in any business or activity in any geographic area or other jurisdiction, other than nondisclosure agreements entered into (1) in the ordinary course of business or (2) in connection with this Agreement; (B) any contract in which any Seller Party or Target Company has granted “exclusivity” or that requires any Seller Party or Target Company to deal exclusively with, or grant exclusive rights or rights of first refusal to, any Person in each case related to the Business; (C) any contract that includes minimum purchase obligations that exceed $250,000 in any calendar year to the extent the contract is not terminable without penalty on 90 calendar days’ or shorter notice; provided, that such penalty shall not include requirements to pay costs and expenses in connection with the termination of such agreements consisting of reimbursement of expenses incurred and reasonable wind-down costs; or (D) any contract containing a “most-favored-nation”, “best pricing” or other similar term or provision by which another party to such contract or any other Person is, or could become, entitled to any benefit, right or privilege which, under the terms of such contract, must be at least as favorable to such party as those offered to another Person;

(vii) any contract involving a distributor, partner or reseller pursuant to which any Seller Party or Target Company received or made payments in excess of $100,000 in the aggregate during the 12 months ended December 31, 2023;

(viii) any Real Property Lease;

(ix) any contract providing for, or related to, the settlement or compromise of any material litigation, claim, investigation, audit, charge, suit, dispute, disagreement or controversy pursuant to which any Seller Party has any material outstanding obligation;

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(x) any contract of employment with a Business Employee pursuant to which base salary exceeding $250,000 per calendar year is payable (each a “Senior Employee”);

(xi) any power of attorney granted by any Target Company that is currently in effect and will remain in effect after the Closing, except for any power of attorney granted to a professional services firm for the purpose of making any Tax filings or intellectual property filings, in each case, on behalf of the Seller Parties; and

(xii) any contract for the supply of data from any third party to the Business that Seller Parent considers material to the Business as a whole.

(b) With respect to each Material Contract listed in Section 3.10(a) of the Disclosure Schedule: (i) such Material Contract is with respect to each party thereto other than a Seller Party, binding and enforceable against such party in accordance with its terms, subject to (A) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of Law governing specific performance, injunctive relief and other equitable remedies; and (ii) no Target Company is in material breach or material default of such Material Contract or, with the giving of notice or the giving of notice and passage of time without a cure would be, in material breach or material default of such Material Contract, and to Seller Parent’s Knowledge, no other party to such Material Contract is in material breach or material default of such Material Contract. No Seller Party has received unresolved written notice as of the date hereof of (i) any material default under any Material Contract or (ii) the intention of any Person to terminate any Material Contract or materially modify the terms thereof. Seller Parent has delivered or otherwise made available to Buyer Parent a true and complete copy of each such Material Contract.

3.11 Liabilities. As of the Agreement Date, no Seller Party or Target Company has any material Liabilities relating to the Business required to be reflected in a balance sheet prepared in accordance with GAAP, other than: (a) those set forth or adequately provided for in the Financial Information (including any notes thereto) as of September 30, 2024; (b) those incurred in the ordinary course of business since September 30, 2024; (c) those incurred pursuant to or in connection with the Transactions; and (d) Liabilities that can be determined by the terms and conditions expressly set forth on the face of the Material Contracts or other contracts relating to the Business that have been made available to Buyer Parent.

3.12 Compliance with Laws. The Business has been operated in material compliance with the Laws applicable to the Business, and since January 1, 2022 through the Agreement Date, no Seller Party or Target Company has received any written notice of any violation with respect to such Laws, except for violations that are immaterial to the Business, have been cured or are no longer being asserted.

3.13 Certain Business Practices. No Seller Party or Target Company, and to Seller Parent’s Knowledge, no employee providing service to the Business (a) has used or is using any funds for any unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses in connection with the Business; (b) has made any direct or indirect unlawful payments to any foreign or domestic Government Official in connection with the Business; (c) has violated or is violating any Anti-Corruption Laws in connection with the Business; (d) has established or maintained, or is maintaining, any unlawful or unrecorded fund of monies or other properties in connection with the Business; (e) has made, or is making, any false or fictitious entries on its accounting books and records

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of the Business; (f) has made, or is making, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or has paid, and or is paying, any fee, commission or other payment that has not been properly recorded on the accounting books and records of the Business as required by the Anti-Corruption Laws; and (g) has otherwise given or received anything of value to or from a Government Official, an intermediary for payment to any individual including Government Officials, any political party or customer for the purpose of obtaining or retaining business, in each case in connection with the Business.

3.14 Tax Matters.

(a) Each of the Target Companies has (a) filed all income and other material Tax Returns that it was required to file under applicable Laws, and such Tax Returns were correct and complete in all material respects and (b) paid all Taxes it has been required to pay, whether or not shown as due on any Tax Return. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Target Companies.

(b) No Target Company is currently a party to, or has received from any Tax authority any written notice regarding, any pending audit, enquiry, examination or other Legal Proceeding in connection with any Tax that has not been resolved or paid in full. No power of attorney granted by any Target Company with respect to Taxes is currently in force that will remain in force after the Closing.

(c) No Target Company has waived or agreed to extend any statute of limitations with respect to any material Taxes (or any material Tax assessment or deficiency) due (other than extensions in the ordinary course of business), which waiver or extension is outstanding.

(d) All Taxes required to be withheld or collected by each Target Company have been withheld or collected and, to the extent required, have been timely paid to or deposited with the proper Governmental Entity. For greater certainty, CanadaCo has remitted all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable or required to be withheld and remitted by it in respect of the employees to the appropriate Governmental Authority within the time required under applicable Law.

(e) No Target Company is a party to or bound by any Tax allocation, sharing or indemnity agreement the principal purpose of which is to allocate or share liability for Taxes, or a closing agreement with respect to Taxes, including, without limitation, (i) any group payment arrangement under section 59F of the U.K. Taxes Management Act 1970 and (ii) any agreement contemplated in section 80.04 or 191.3, or subsection 18(2.3), 125(3), 127(13) to (17) or 127(20) of the Tax Act or any analogous provision of any comparable Law of any province or territory of Canada.

(f) There are no transactions or events that have resulted, and no circumstances existing which could result, in the application to CanadaCo of sections 80, 80.01, 80.02, 80.03, 80.04 of the Tax Act or any analogous provision of any comparable Law of any province or territory of Canada.

(g) CanadaCo has not incurred any deductible outlay or expense owing to a Person not dealing at arm’s length (for purposes of the Tax Act) with it, the amount of which would, in the absence of an agreement filed under paragraph 78(1)(b) of the Tax Act, be included in CanadaCo’s income for Canadian income tax purposes for any taxation year or fiscal period beginning on or after

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the Closing Date under paragraph 78(1)(a) of the Tax Act or any analogous provision of any comparable Law of any province or territory of Canada.

(h) No Target Company is treated for any Tax purpose as resident in a country other than its country of incorporation or formation (as applicable) and no written claim has been made by a Governmental Entity in the past three (3) years in a jurisdiction where a Target Company does not file Tax Returns that such Target Company is or may be subject to taxation by that jurisdiction. No Target Company has, or has in the past three (3) years had, a “permanent establishment” or “fixed base”, as such terms are defined in any applicable income Tax treaty, or any other taxable presence in any country other than its country of formation.

(i) No closing agreements, clearance, consent, concession, private letter rulings, technical advice memoranda or similar contracts or rulings relating to Taxes have been entered into or issued by any Governmental Entity with or in respect of the Target Companies that will continue to apply thereto following the Closing (other than any consents, concessions and rulings which are available to taxpayers generally).

(j) No Target Company has been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code (or any similar provision of state, local or non-U.S. Law) or any other group of companies filing Tax Returns or paying Taxes on a consolidated, combined, unitary, affiliated, group relief or similar basis. No Target Company has Liability for the Taxes of any Person (other than another Target Company) under Treasury Regulations Section 1.1502-6 or subsection 160(1) of the Tax Act (or, in each case, or any similar provision of any other applicable Law), as a transferee or successor, by contract (other than a contract the principal purpose of which is not to allocate or share liability for Taxes) or under any applicable Law.

(k) None of the Target Companies will be required to include any material amount in taxable income or exclude any material item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (a) any change in any accounting methods made or improper accounting methods used prior to the Closing Date, (b) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (c) any deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provisions of federal, state, local or non-U.S. Law), (d) any installment sale or open transaction disposition made on or prior to the Closing Date, (e) any prepaid amount received outside the ordinary course of business on or prior to the Closing Date, or (f) any “dual consolidated loss” under Section 1503(d) of the Code or any similar provision of state, local or non-U.S. Law.

(l) No Target Company has engaged in any: (a) “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b)(1) or any comparable provisions of state, local or non-U.S. Law, (b) notifiable arrangements for the purposes of Part 7 of the U.K. Finance Act 2004 or a notifiable scheme for the purposes of Schedule 11A VATA 1994 (or any comparable provisions of state, local or non-U.K. Law) or (c) any transaction or arrangement within the scope of European Council Directive 2011/16 (“DAC6”) or the OECD Mandatory Disclosure Rules (“MDR”) that has been, or is required, to be disclosed under any Law implementing DAC6 or MDR or (d) any transaction or arrangement that gives rise to an obligation to file an information return pursuant to sections 237.3, 237.4 or 237.5 of the Tax Act or sections 1079.8.5 or 1079.8.6 of the Taxation Act (Quebec).

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(m) Each Target Company required to be registered in respect of VAT is duly registered as required by Law. No Target Company (a) is treated for VAT purposes as a member of any group or unity (b) has at any time exercised any option to tax any land or any interest in land.

(n) Neither the signing or Closing of this Agreement nor the sale or transfer of the Purchased Equity will result in (i) any profit or gain being deemed to accrue to UKCo for Tax purposes (ii) or the withdrawal of any stamp duty or transfer or registration tax relief granted on or before the Closing which will affect UKCo.

(o) No Target Company has entered into, or agreed to enter into, an election pursuant to sections 171A of TCGA, paragraph 16 of Schedule 26 to the U.K. Finance Act 2008, section 792 of CTA 2009 (or paragraph 66 of Schedule 29 to the Finance Act 2002) or similar election (including under any comparable provisions of state, local or non-U.K. Law) in relation to Tax. The Disclosure Schedule contains details of all elections, claims and surrenders made by UKCo in respect of Group Relief in the last three (3) years, and any agreements or arrangements entered into by UKCo in respect of Group Relief.

(p) There is no instrument to which any Target Company is a party and which is necessary to establish any Target Company’s rights or title to any asset, which is liable to stamp duty, or any transfer or registration Tax which has not been duly stamped or in respect of which the relevant duty or Tax has not been paid.

(q) No Person has acquired a right to acquire shares or other securities, or has acquired any shares or other securities, which, in either case, may give rise to a liability for any Target Company after the Closing Date in respect of income tax, social security or national insurance contributions (or similar or equivalent Taxes in other jurisdictions).

(r) No Target Company has availed itself of any Tax relief, payment or support pursuant to any measures announced in connection with the COVID-19 pandemic that could reasonably be expected to impact the Tax payment and/or reporting obligations of the Target Company, any of the Buyers, or any of their Affiliates after the Closing Date. UKCo has not made any R&D Claims within the past four years.

(s) UKCo has in place (and has had in place at all times since 30 September 2017) such prevention procedures (as defined in sections 45(3) and 46(4) of the U.K. the Criminal Finances Act 2017) as are proportionate to its business risk and are in line with any guidance published from time to time pursuant to section 47 of that Act.

(t) Section 3.14(t) of the Disclosure Schedules sets forth each election, if any, made by a Target Company on IRS Form 8832.

For the avoidance of doubt, none of Seller Parent, the Target Companies or the Sellers makes any representation or warranty with respect to (i) the existence, availability, amount, usability or limitation (or lack thereof) of or on any Tax attributes after the Closing Date or (ii) any Tax position that Buyer Parent or its Affiliates (including, after the Closing Date, the Target Companies) may take in respect of any taxable period (or portion thereof) beginning after the Closing Date.

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3.15 Employee Benefit Plans and Employee Matters.

(a) Section 3.15(a) of the Disclosure Schedule sets forth an accurate and complete list of the Business Employees, including for each such Business Employee, the following information: (i) start date of employment, (ii) job title, (iii) notice period, (iv) base salary, (v) target bonus or incentive compensation information, (vi) material benefits; (vii) job location; (viii) employing entity; and (ix) to the extent applicable, whether it is anticipated that they will be a Direct Transfer Employee, Indirect Transfer Employee, PEO Employee or TUPE Employee.

(b) Each Business Employee is wholly or primarily assigned to working in the Business. Except for the Business Employees, as of the date hereof, no other Person is primarily assigned to work in the Business.

(c) Each Business Employee has the right to work in the jurisdiction in which they are employed, and no Business Employee requires a visa, permit or other consent to do so, except as set forth with accurate details on Section 3.15(c) of the Disclosure Schedule.

(d) Seller Parent has provided Buyer Parent an accurate and complete copy of any current material employment agreement of each Senior Employee.

(e) Section 3.15(e) of the Disclosure Schedule sets forth a list of all material employee benefit plans, programs and arrangements (including any material “employee benefit plan” as defined in Section 3(3) of ERISA) (i) maintained or contributed to by any Seller Party or Target Company exclusively for the Business Employees (including, in each case, which entity so maintains and/or contributes) or (ii) with respect to which the Target Companies would reasonably be expected to have any material Liability (together, the “Company Plans”)

(f) With respect to each Company Plan, Seller Parent has delivered or otherwise made available to Buyer Parent a copy of: (i) the current summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; and (ii) if such Company Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter (or if applicable, advisory or opinion letter) from the IRS, if any.

(g) Each Company Plan has been established and maintained in accordance with its terms and in compliance with all applicable Laws in all material respects, including ERISA or the Code. There are no current Legal Proceedings pending, or, to Seller Parent’s Knowledge, threatened in writing (other than routine claims for benefits) against any Company Plan. There are no material Legal Proceedings pending or, to Seller Parent’s Knowledge, threatened in writing by any Governmental Entity with respect to any Company Plan.

(h) No payment or benefit which will or may be made by any Seller Party or Target Company with respect to any “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a parachute payment within the meaning of Code Section 280G(b)(2). There is no contract, agreement, plan or arrangement to which the Target Companies are bound to provide a gross-up or otherwise reimburse any employee for excise taxes paid pursuant to Section 4999 of the Code. The execution and delivery of this Agreement and the Closing

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will not result in any acceleration of the time of payment or vesting of any material benefits under any Company Plan.

(i) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or is maintained on a pre-approved plan document for which the pre-approved plan sponsor has received a current opinion letter from the IRS that such plan is qualified under Section 401(a) of the Code and exempt from federal income tax under Section 501(a) of the Code.

(j) Since January 1, 2018, neither the Target Companies nor any Entity with which the Target Companies is considered a single employer under Section 414(b), (c) or (m) of the Code has any Liability under any employee benefit plan that is subject to Title IV of ERISA or Section 412 of the Code (including any “defined benefit plan” within the meaning of Section 3(35) of ERISA), or to a “multiemployer plan” within the meaning of Section 3(37) of ERISA. No Target Company has or may reasonably be expected to have any Liability in respect of any defined benefit pension plan.

(k) The Target Companies: (i) are in material compliance with all applicable Laws, and with any order, ruling, decree, judgment or arbitration award of any arbitrator or any Governmental Entity, respecting labor, employment and employment practices; (ii) have withheld and reported all amounts required by any Law or contract to be withheld and reported with respect to wages, salaries and other payments to their employees; and (iii) have no Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for their employees (other than routine payments to be made in the ordinary course of business). Since January 1, 2022, the Target Companies have not effectuated a “mass layoff,” “plant closing,” partial “plant closing” or “relocation” (each as defined in the Worker Adjustment and Retraining Notification Act or any similar Laws) or exceeded the threshold to trigger collective redundancy consultation obligations under applicable Law.

(l) The Target Companies are not and have never been a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union, labor organization, or works council, nor is any such contract or agreement presently being negotiated, nor, to Seller Parent’s Knowledge, is there, nor has there been in the last three years, a representation campaign with respect to any the employees providing service to the Business. As of the Agreement Date, there is no pending or, to Seller Parent’s Knowledge, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving any of the Target Companies. There are no Legal Proceedings pending, or, to Seller Parent’s Knowledge, threatened, relating to any Company Plan, or to employment or employment practices, including charges of unfair labor practices, discrimination, retaliation or harassment complaints.

3.16 Environmental Matters. The Business is operated in material compliance with all applicable Environmental Laws. All Environmental Permits, if any, required to be obtained for the Business under applicable Environmental Law in connection with the operation of the Business as it is currently being conducted, including those relating to the management of Hazardous Substances, have been obtained, are in full force and effect, and the Business is in material compliance with the terms thereof. No Target Company has disposed of or released any Hazardous Substances on, in or under the Leased Real Property in a manner that would reasonably be expected to require remediation under applicable Environmental Laws. Seller Parent has delivered or otherwise made available to

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Buyer Parent copies of any third-party environmental reports (including without limitation any Phase I and Phase II environmental site assessments) related to the condition of the Leased Real Property that are in the possession or control of a Seller Party or Target Company.

3.17 Insurance. The Business is covered by insurance (including self-insurance) in scope and amount customary and reasonable for the Business. Each insurance policy of Seller Parent (to the extent related to the Business) and each Target Company in effect as of the Agreement Date (the “Insurance Policies”) is in full force and effect and all premiums due and payable under such Insurance Policies have been paid on a timely basis. As of the Agreement Date, there is no material claim pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. Each Seller Party and Target Company is in compliance in all material respects with the terms of such Insurance Policies, as applicable. As of the Agreement Date, Seller Parent has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such Insurance Policies.

3.18 Legal Proceedings; Orders. As of the Agreement Date, there is no pending Legal Proceeding, and, to Seller Parent’s Knowledge, no Person has threatened to commence any Legal Proceeding against any Seller Party or Target Company: (a) related to the Business and (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions. As of the Agreement Date, there is no order, writ, injunction, judgment or decree to which the Target Companies or any of the assets owned or used by the Business is subject.

3.19 Financial Advisor. Except as set forth in Section 3.19 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the Transactions based upon arrangements made by or on behalf of the Seller Parties or Target Companies.

3.20 Related Party Transactions. There are no material obligations related to the Business to officers or directors of the Target Companies, other than (a) for payment of salaries and bonuses for services rendered, (b) reimbursement of customary and reasonable expenses incurred on behalf of the Business, (c) benefits due under Company Plans and fringe benefits listed, or not required to be listed on Section 3.15(a), of the Disclosure Schedule, and (d) those listed on Section 3.20 of the Disclosure Schedule.

3.21 No U.S. Critical Technology Business. The Business (i) does not produce, design, test, manufacture, fabricate, or develop “critical technologies” as that term is defined in 31 C.F.R. § 800.215 and (ii) is not a “TID U.S. business” within the meaning of 31 C.F.R. § 800.248(a).

Section 4. Representations and Warranties of Seller Parent Concerning Seller Parent

Except as disclosed in the Disclosure Schedule, Seller Parent hereby represents and warrants to Buyer Parent as follows:

4.1 Authority; Binding Nature of Agreement. Seller Parent has the absolute and unrestricted right, power and authority to perform its obligations under this Agreement, and the execution, delivery and performance by Seller Parent of this Agreement has been duly executed by Seller Parent. This Agreement constitutes the legal, valid and binding obligation of Seller Parent, enforceable against Seller Parent in accordance with its terms, subject to (a) Laws of general

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application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of Law governing specific performance, injunctive relief and other equitable remedies.

4.2 Non-Contravention. The execution and delivery of this Agreement by Seller Parent and the consummation by the Sellers of the Transactions will not: (a) cause a violation by any Seller of any Law applicable to such Seller or (b) cause a default on the part of any Seller under any Material Contract to which such Seller is bound, except for defaults that would not have a Material Adverse Effect on the ability of such Seller to perform its obligations under this Agreement or consummate the Transactions.

4.3 Legal Proceedings. As of the Agreement Date, there are no Legal Proceedings pending or, to Seller Parent’s Knowledge, threatened against or affecting the Seller Parties before any Governmental Entity that seeks to restrain, prevent, enjoin or materially delay the Transactions.

4.4 No Vote Required. No vote or other action of the equityholders of Seller Parent is required by applicable Law or the Organization Documents of Seller Parent or otherwise in order for Seller Parent to consummate the Closing and the Transactions.

4.5 Non-Resident of Canada. Each Seller Party that holds Equity Interests in CanadaCo is not a non-resident of Canada for purposes of the Tax Act.

Section 5. Representations and Warranties of Buyer Parent

Buyer Parent represents and warrants to the Seller Parties as follows:

5.1 Due Incorporation. Buyer Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of Belgium.

5.2 Authority; Binding Nature of Agreement. Buyer Parent has the absolute and unrestricted right, power and authority to perform its obligations under this Agreement and the other Transaction Documents to which Buyer Parent is party, and the execution, delivery and performance by Buyer Parent of this Agreement and the other Transaction Documents to which Buyer Parent is party has been duly authorized by all necessary action on the part of Buyer Parent and its boards of directors. No other corporate proceedings on the part of Buyer Parent are necessary to authorize this Agreement or any Transaction Documents or to consummate the Transactions. This Agreement constitutes the legal, valid and binding obligation of Buyer Parent, enforceable against them in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of Law governing specific performance, injunctive relief and other equitable remedies.

5.3 Non-Contravention; Consents. The execution and delivery of this Agreement by Buyer Parent and the consummation by Buyer Parent of the Transactions will not: (a) conflict with or cause a violation of any of the provisions of the certificate of incorporation or bylaws of Buyer Parent, (b) conflict with or cause a violation by Buyer Parent of any Law applicable to Buyer Parent or (c) result in any breach, or constitute a default under, any material contract of Buyer Parent, in each case, except for any such conflicts, violations, breaches or defaults that do not, individually or in the aggregate, materially impair the ability of Buyer Parent to consummate, or prevent or materially delay, the Transactions or would reasonably be expected to do so. Except as set forth on Section 5.3 of the Disclosure Schedule, Buyer Parent is not required to obtain any Consent from any Governmental Entity

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or party to a material contract of Buyer Parent at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation of the Transactions.

5.4 Litigation. As of the Agreement Date, there is no Legal Proceeding pending (or, to the knowledge of Buyer Parent, being threatened) against Buyer Parent challenging, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions.

5.5 No Vote Required. No vote or other action of the equityholders of Buyer Parent is required by applicable Law or the Organization Documents of Buyer Parent or otherwise in order for Buyer Parent to consummate the Closing and the Transactions.

5.6 Sufficiency of Funds. Buyer Parent has and, from and after the Closing, will have, sufficient cash, available lines of credit or other sources of immediately available funds on hand (without restrictions on drawdown that would delay payment of the Aggregate Purchase Price or any other amounts due hereunder) to consummate the Transactions, including the payment of all amounts payable by or on behalf of Buyer Parent hereunder or otherwise as a result of the Transactions.

5.7 Solvency. Immediately after giving effect to the Transactions, Buyer Parent and each of its Subsidiaries (including the Target Companies and its Subsidiaries) is able to pay their respective debts as they become due and shall own property that has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent Liabilities). Immediately after giving effect to the Transactions, Buyer Parent and each of its Subsidiaries have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Buyer Parent, the Target Companies or any of their respective Subsidiaries.

5.8 Equity Commitment Letter. Prior to the execution of this Agreement, Buyer Parent has delivered to Seller Parent a true and complete copy of an executed commitment letter from the Persons party thereto as “Sponsors” (the “Funds”), dated as of even date herewith (the “Equity Commitment Letter” ), and pursuant to which the Funds have committed to provide an equity contribution to the Buyer Parent in connection with the Transactions in accordance with the terms of and subject to the conditions of the Equity Commitment Letter and this Agreement (the “Equity Commitment”). The aggregate net proceeds contemplated by the Equity Commitment, when funded in accordance with the Equity Commitment Letter on the Closing Date, together with the Buyer Parent’s existing unrestricted cash and cash equivalents, will be sufficient for Buyer Parent to consummate the Transactions, including payment of the Aggregate Purchase Price on the Closing Date. The obligations of the Funds under the Equity Commitment Letter are not subject to any condition other than those expressly set forth in the Equity Commitment Letter. To the Knowledge of the Buyer Parent, there are no facts or circumstances existing or reasonably anticipated on the date of this Agreement that would reasonably be expected to (i) cause the Equity Commitment Letter to be ineffective or (ii) preclude in any material respect the satisfaction of the funding conditions set forth in the Equity Commitment Letter. As of the date hereof, the Equity Commitment Letter is in full force and effect, constitutes legally binding obligations of the parties thereto, enforceable against such parties in accordance with their terms, subject to (A) Laws of general application relating to bankruptcy, reorganization, insolvency and the relief of debtors, and (B) rules of Law governing specific performance, injunctive relief and other equitable remedies, and has not been amended or otherwise modified. Buyer Parent is not and, to the Knowledge of the Buyer Parent, no other party to the Equity

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Commitment Letter is, in breach, violation, or default under the Equity Commitment Letter (nor, to the Knowledge of the Buyer Parent, does there exist any condition which upon the passage of time or the giving of notice or both would cause such a breach, violation or default). For the avoidance of doubt, in no event shall the receipt or availability of any funds or financing by the Buyer Parent or any Affiliate or any other financing or other transactions be a condition to any of the Buyer Parent’s obligations hereunder.

Section 6. Interim Covenants

6.1 Regulatory Filings.

(a) As promptly as practicable after execution and delivery of this Agreement, Buyer Parent and the Seller Parties shall use each of its best efforts, and to cooperate with each other Party, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to make or cause to be made the appropriate filings and submissions required to consummate the Transactions hereby. For this purpose, and provided that Seller Parent shall have provided all required information in a complete manner the Buyer Parent shall make a filing and give notice of the Transactions pursuant to the NSI Act as soon as practicable within five Business Days after the date hereof unless otherwise agreed to by Seller Parent (and, unless otherwise agreed by Seller Parent or in compliance with Schedule 6.1(a), shall not make any other filing or submission under Antitrust Laws or FDI Laws until after Closing). The Parties shall cooperate in good faith to promptly respond to any requests for information from the relevant Governmental Entity as may be requested or necessary pursuant to the NSI Act or any other Law identified on Schedule 6.1(a) (collectively, the “Specified Laws”), including requests for production of documents and production of witnesses for interviews or depositions by the relevant Governmental Entity.

(b) Buyer Parent and the Seller Parties shall diligently assist and cooperate with each other in preparing and filing all documents required to be submitted to the relevant Governmental Entity in connection with the Transactions and in obtaining any Governmental Entity or third party consents, waivers, authorizations or approvals which may be required to be obtained in connection with the Transactions (which assistance and cooperation shall include timely furnishing all information concerning Buyer Parent and its Affiliates, and the Seller Parties reasonably required to be included in such documents or would be helpful in obtaining such required consent, waiver, authorization or approval). Each of the Parties shall have the right to review in advance, and to the extent practicable, each will consult the other on any filing made with, or other material communications submitted to, any third party and/or any Governmental Entity in connection with the Transactions. Subject to applicable Laws relating to the exchange of information, each Party shall, to the extent practicable, give the other Party reasonable advance notice of all material communications with any Governmental Entity and consider in good faith the views of the other Party in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion, proposal or other communication to be made or submitted in connection with any such request, inquiry, investigation, action or other Legal Proceeding, and each Party shall have the right to attend or participate in conferences, meetings and telephone, video or other communications between the other Parties and regulators concerning the Transactions, unless prohibited by such Governmental Entity. The Parties hereto may, on an outside counsel-only basis, provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement in connection with any request, inquiry, investigation, action or other Legal Proceeding by a Governmental Entity (other than documents containing any

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competitively sensitive or confidential business information unless an investigation is commenced under any applicable Antitrust Laws). Materials required to be provided pursuant to this Section 6.1(b) may be redacted (i) to remove references concerning the valuation of the Business or other bidders for the Business, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to preserve attorney-client or other legal privilege. Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to Representatives of the recipient unless express written permission is obtained in advance from the source of the materials or its legal counsel. Buyer Parent shall be responsible for all filing fees under the Specified Laws. Neither Party shall commit to or agree with any Governmental Entity to stay, toll, or extend any applicable waiting period under the Specified Laws, not consummate the transactions, or to pull and refile any filing without the prior written consent of the other.

(c) Without limiting the generality of anything contained in this Section 6.1 and subject to any limitations under applicable Laws or set forth on Schedule 6.1(c), Buyer Parent agrees to, and to cause its controlled Affiliates to, use best efforts, and to take any and all actions necessary, to eliminate each and every impediment that is asserted by the relevant Governmental Entity under the Specified Laws so as to enable the Parties to consummate the Transactions promptly and, in any event, prior to the End Date, as further set forth on Schedule 6.1(c).

(d) Prior to the Closing Date, Buyer Parent shall not, and shall cause its Affiliates not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or Equity Interests in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of such agreement, or the consummation of such acquisition, merger or consolidation, would reasonably be expected to (i) impose any delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, clearances, orders, declarations or approvals of the relevant Governmental Entity under the Specified Laws necessary to consummate the Transactions , (ii) increase the risk of the relevant Governmental Entity under the Specified Laws entering, threatening to enter or increase the risk of not being able to remove or successfully challenge any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, or (iii) otherwise delay or impede the consummation of the Transactions.

6.2 Pre-Closing Reorganization.

(a) Generally. Notwithstanding anything to the contrary, the Seller Parties may take such action as Seller Parties consider reasonably necessary to plan, finalize, and implement the Pre-Closing Reorganization.

(b) Pre-Closing Reorganization Committee. As soon as reasonably practicable and in any event within 10 Business Days of the Agreement Date, the Parties shall establish a committee (the “Pre-Closing Reorganization Committee”) consisting of at least two members, with an equal number of members appointed by each Party. The members of the Pre-Closing Reorganization Committee (i) appointed by Seller Parent, shall have sufficient knowledge of, and experience in, the Business and the Target Companies’ operations, systems, data and separation requirements and (ii) appointed by Buyer Parent, shall have sufficient knowledge of, and experience in, operations, system and data separation activities, in each case, to properly supervise and enable the Pre-Closing Reorganization. The Parties shall procure that the Pre-Closing Reorganization Committee meets

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weekly (or such other frequency as may be agreed between the Parties) to monitor the implementation of the Pre-Closing Reorganization. For the avoidance of doubt, the Pre-Closing Reorganization Committee shall have power and authority to develop, adjust and change the Pre-Closing Reorganization outline set forth in Exhibit C hereto as long as such developments, adjustments and changes do not result in any material increase of the amount of Taxes or Liabilities for which Seller Parent or any of its Affiliates may be liable without Seller Parent’s consent.

(c) Separation. The Parties, through the Pre-Closing Reorganization Committee and in the context of the implementation of the Pre-Closing Reorganization, shall prepare an initial draft of a plan setting out the steps reasonably necessary to allow for the continued functioning of the Business upon the Closing and effectiveness of the Pre-Closing Reorganization (taking into account the Transition Services Agreement) and the full transition of the Business to Buyer promptly thereafter and prior to the expiration of the Transition Services Agreement (the “Separation Plan”). The Separation Plan shall not require Seller Parent or its Affiliates to take any action expected to materially increase the amount of Taxes or Liabilities for which Seller Parent or any of its Affiliates may be liable comparing to such Taxes or Liabilities currently contemplated under the “Pre-Closing Steps” included in Attachment C-1. Each Party shall, and shall cause its Affiliates, to use commercially reasonable efforts to develop and implement the Separation Plan, including using commercially reasonable efforts to: (i) ensure that Separation is achieved promptly and in any event by the Closing Date; and (ii) provide all information, assistance and support reasonably required by the other Party in relation to the Separation.

6.3 Conduct of the Business of the Target Companies. During the Pre-Closing Period, except (w) as set forth in Section 6.3 of the Disclosure Schedule, (x) as contemplated by, or required to comply with the Seller Parties’ obligations under, this Agreement (including with respect to the Pre-Closing Organization), (y) as necessary to ensure that the Seller Parties comply with applicable Laws and contractual obligations, or (z) with Buyer Parent’s consent (which shall not be unreasonably withheld, conditioned or delayed): (i) Seller Parent and each Target Company shall use commercially reasonable efforts to (A) carry on the Business in the ordinary course of business, (B) preserve substantially intact their present business organization in relation to the Business, and (C) preserve their material relationships with suppliers, distributors, licensors, licensees and others to whom the Target Companies have contractual obligations with respect to the Business; and (ii) neither Seller Parent nor the Target Companies shall with respect to the Business:

(a) amend Organizational Documents of a Target Company;

(b) split, combine or reclassify any Target Company’s capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(c) issue any Equity Interests or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating a Target Company to issue any such shares or other convertible securities;

(d) enter into or adopt any plan or agreement of complete or partial liquidation or dissolution, or file a voluntary petition in bankruptcy or commence a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of Indebtedness in bankruptcy or other similar Laws now or hereafter in effect;

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(e) incur any Indebtedness for borrowed money (other than borrowings under existing lines of credit, letters of credit or similar arrangements issued for the benefit of suppliers or manufacturers), or guarantee any such Indebtedness, or issue or sell any debt securities or guarantee any debt securities of others;

(f) make any capital expenditures, capital additions or capital improvements, in excess of $100,000 in the aggregate per month, for each full or partial calendar month in the Pre-Closing Period (other than in accordance with the budget for capital expenditures previously made available to Buyer Parent);

(g) engage in any sale or discount or changes in any billing cycle, terms or practices with customers, distributors or suppliers outside the ordinary course of business or take any other action designed to accelerate material sales or impact Company Cash in the pre‑Closing period that, based on past practice and the ordinary course of business, would otherwise occur in post-Closing periods;

(h) expressly waive any material right of any Seller Party under any Material Contract;

(i) acquire or agree to acquire by merging with, or by purchasing a material portion of the stock or assets of, or by any other manner, any business or any Entity;

(j) sell or otherwise dispose of, lease or exclusively license any properties or assets of either of the Target Companies which are material to such Target Company and which are used for the Business;

(k) enter into any Material Contract, amend in any material respect any Material Contract or terminate any Material Contract, in each case other than in the ordinary course of business; provided that if a Material Contract is in furtherance of an action that is expressly permitted by other subsections of Section 6.3 (e.g. capital expenditures within the limits permitted under clause (f) above) or such action is expressly set forth in Section 6.3 of the Disclosure Schedule, then such Material Contract (or any amendment or modification to any such existing Material Contract) shall not be prohibited by this clause (j);

(l) make or change any material election in respect of Taxes outside of the ordinary course of business, consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes (other than pursuant to automatic extensions of the due date for filing Tax Returns obtained in the ordinary course of business), extend any statute of limitations with respect to Taxes, amend any material Tax return, change any Tax accounting method, make or amend any Group Relief claim (or enter into any arrangement in respect of a Group Relief claim or surrender), enter into or amend any Tax or relief allocation or sharing agreement or arrangement or enter into a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), in each case, in a manner that would reasonably be expected to increase the Tax liabilities of the Target Companies, in a taxable period (or portion thereof) beginning after the Closing Date;

(m) adopt, establish, enter into, amend or terminate any Company Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the Agreement Date (except for amendments determined by the Seller Parties in good

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faith to be required to comply with applicable Law or in the ordinary course of business), (ii) materially increase or decrease the compensation or fringe benefits of, or grant any bonus to, any Business Employee other than changes to benefits that would apply to employees of the Seller Parties generally, (iii) grant any severance or termination pay to any Business Employee; provided, that the Target Companies may make severance or termination payments to Business Employees in accordance with the terms of any Company Plan or other agreements between the Target Companies and such employees in effect on the Agreement Date, (iv) terminate the employment of any Senior Employee other than for cause; or (v) enter into any contract or employment or engagement with any Person who would have a base salary in excess of $100,000 per annum;

(n) waive, release, assign, compromise, commence, settle or agree to settle any Legal Proceeding, other than waivers, releases, compromises or settlements in the ordinary course of business that (i) involve only the payment of monetary damages not in excess of $15,000 individually or $500,000 in the aggregate if paid by any Target Company or where the payment is paid prior to the Closing or is paid by any Person other than such Target Company and (ii) do not include the imposition of equitable relief on, or the admission of wrongdoing by, any Target Company;

(o) accelerate the collection of accounts receivable, delay the purchase of supplies, delay normal repairs or maintenance, or delay payments of accounts payable or accrued expenses as it relates to the Business, in each case outside the ordinary course of business;

(p) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor, except in the ordinary course of business;

(q) permit CanadaCo to make any “investment” (as defined in subsection 212.3(10) of the Tax Act) in any “subject corporation” (as defined in subsection 212.3(1) of the Tax Act, read without reference to subparagraph 212.3(10)(c)(i) of the Tax Act), other than in the ordinary course of business (provided that in the case of an investment that is made in the ordinary course of business a filing is made in accordance with Section 6.9(a)); or

(r) agree or commit to take any of the actions described in clauses (a) through (o) of this Section 6.3.

Nothing herein shall require Seller Parent to obtain consent from Buyer Parent to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, including Antitrust Law. Notwithstanding anything to the contrary in this Agreement, nothing contained herein shall give to Buyer Parent, directly or indirectly, the right to control or direct the operations of the Business prior to the Closing Date, and prior to the Closing Date, each of Buyer Parent, Seller Parent, and the Target Companies shall exercise, consistent with the terms and conditions hereof, complete control and supervision of their respective operations.

6.4 Pre-Closing Access. During the period from the Agreement Date through the earlier of the Closing or the termination of this Agreement pursuant to Section 10.1 (the “Pre-Closing Period”), subject to the Confidentiality Agreement, upon reasonable advance notice to Seller Parent, the Seller Parties shall provide Buyer Parent and Buyer Parent’s respective Representatives with reasonable access during normal business hours to the facilities and existing books and records of the Business for the sole purpose of preparing for the consummation of the Transactions in accordance with this Agreement; provided, that any such access shall be conducted at Buyer Parent’s sole cost and

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expense and in such a manner as to maintain the confidentiality of this Agreement and the Transactions in accordance with the terms hereof and not to interfere with the normal operation of the business of the Seller Parties. Nothing herein shall require the Seller Parties to disclose any information to Buyer Parent or its Affiliates or Representatives if such disclosure would, in Seller Parent’s reasonable view (a) jeopardize any attorney-client or other legal privilege or (b) contravene any applicable Law, including any Antitrust Law, fiduciary duty or binding agreement entered into prior to the Agreement Date (including any confidentiality agreement to which any Seller Party is a party). Neither Buyer Parent nor its Representatives will access personnel of the Seller Parties without the prior written consent of Seller Parent.

6.5 Notification of Certain Events.

(a) During the Pre-Closing Period, Seller Parent shall promptly notify Buyer Parent of, and furnish Buyer Parent with any information it may reasonably request with respect to, the occurrence of any event or condition or the existence of any fact that would reasonably be expected to cause any of the conditions to the obligations of Buyer Parent to consummate the Transactions set forth in Section 8 not to be satisfied. Seller Parent’s satisfaction of its obligations in the foregoing sentence shall not relieve the Seller Parties of any of their other obligations under this Agreement.

(b) During the Pre-Closing Period, Buyer Parent shall promptly notify Seller Parent of, and furnish Seller Parent with any information it may reasonably request with respect to, the occurrence of any event or condition or the existence of any fact that would reasonably be expected to cause any of the conditions to the obligations of Buyer Parent or Seller Parent to consummate the Transactions set forth in Section 9 not to be satisfied. Buyer Parent’s satisfaction of its obligations in the foregoing sentence shall not relieve Buyer Parent of any of its other obligations under this Agreement.

6.6 Exclusivity. During the Pre-Closing Period, Seller Parent shall not, nor shall it authorize or instruct any of its Representatives retained by it to (a) solicit, initiate or knowingly encourage the submission of any Takeover Proposal by any Person or (b) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action intended to facilitate the making of any inquiry or proposal to any Target Company that constitutes any Takeover Proposal by any Person.

6.7 Equity Commitment Letter. Buyer Parent shall not terminate the Equity Commitment Letter or amend or waive any material provisions thereof without the prior written consent of the Seller Parent. Buyer Parent shall give Seller Parent notice immediately following any breach or threatened breach of or any termination or threatened termination by any party of the Equity Commitment Letter.

6.8 Payoff Indebtedness. Seller Parent shall use its commercially reasonable best efforts to obtain and deliver to Buyer Parent, at least 3 Business Days prior to the Closing, (a) customary payoff letters with respect to the Payoff Indebtedness and (b) other customary documents relating to the release of in full guarantees and liens under the Payoff Indebtedness and any related security documents. For the avoidance of doubt, any payoff amounts with respect to the Payoff Indebtedness shall be payable on the Closing Date.

6.9 Canadian Tax Matters.

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(a) Prior to the Closing Date, Seller Parent shall cause CanadaCo to make a filing pursuant to (at the election of Seller Parent) either paragraph 212.3(11)(c) or paragraph 212.3(7)(d) of the Tax Act in respect of each “investment” (as defined in subsection 212.3(10) of the Tax Act, read without reference to subparagraph 212.3(10)(c)(i) of the Tax Act) made or otherwise made by CanadaCo in UKCo in a Pre-Closing Tax Period (for greater certainty other than in respect of the Pre-Closing Reorganization). Seller Parent shall provide to Buyer a draft of each such filing for its review no later than twenty (20) days prior to the filing due date or filing thereof, and Seller Parent shall implement Buyer’s reasonable comments. Any Taxes arising in connection with a late filing of such elections pursuant to subparagraph 212.3(7)(d)(ii) (for greater certainty net of any refund under subsection 227(6.2)) and subsection 212.3(13) of the Tax Act shall constitute a Current Liability.

(b) Seller Parent acknowledges that the applicable Buyer may enter into transactions (the “Bump Transactions”) designed to step up the tax basis in respect of the shares of UKCo and other non-depreciable capital property owned by CanadaCo pursuant to paragraphs 88(1)(c) and 88(1)(d) of the Tax Act upon an amalgamation or winding-up of CanadaCo (or its successor) (a “Bump”); and from the date of this Agreement to the Closing Date, Seller Parent agrees to use commercially reasonable efforts to provide information reasonably requested by Buyer Parent in this regard (including regarding the classes of shares issued by Seller Parent and the holders of such shares) on a timely basis (to the extent such information is in Seller Parent's or a Target Company's possession or control) and to act in a commercially reasonably manner to assist in the obtaining of any such information in order to facilitate the completion of the Bump Transactions.

6.10 Certain Agreements. As promptly as practicable after execution and delivery of this Agreement, Buyer Parent and the Seller Parties shall use each of its best efforts, and cooperate in with each other Party in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to prepare and agree upon the agreed-form of the following documents to be entered into on or before, and to take effect on and from, the Closing Date: (a) the Transition Services Agreement, Schedule B to which shall reflect and be populated in accordance with, the commercial principles and details agreed between the Parties and set out or referenced in Part A of Exhibit F; (b) the Authorized Reseller Agreement, which shall reflect the commercial principles and details agreed between the Parties and set out or referenced in Part B of Exhibit F; and (c) the RF Data License, which shall reflect the commercial principles and details agreed between the Parties and set out or referenced in Part C of Exhibit F.

Section 7. Additional Covenants of the Parties

7.1 Post-Closing Access and Information; Preservation of Records. From and after the Closing, each of the Parties shall promptly afford the other Party and its Representatives reasonable access to the books and records, information, employees and auditors of the Business to the extent necessary or useful for each such Party in connection with any audit, dispute, Legal Proceeding or the R&W Insurance. Buyer Parent shall cause the Business to retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Business in existence at the Closing that are required to be retained under Seller Parent’s current retention policies for a period of seven years from the Closing Date. Notwithstanding the foregoing, Buyer Parent shall not be required to provide or cause to be provided access to or disclose or cause to be disclosed information where

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such access or disclosure would reasonably be expected to jeopardize the attorney-client privilege, contravene any applicable Law or contravene any existing confidentiality obligation; provided, that Buyer Parent shall use its commercially reasonable efforts to provide or cause to be provided access or disclose or cause to be disclosed such information in an alternative manner that does not so jeopardize such privilege or contravene applicable Law or confidentiality obligations.

7.2 Indemnification of Directors, Managers, and Officers.

(a) All rights to indemnification by the Seller Parties existing in favor of those Persons who are directors, managers and/or officers of such Seller Party as of the Agreement Date (the “D&O Indemnified Persons”) for their acts and omissions occurring prior to the Closing, as provided in the Target Companies’ Organizational Documents (as in effect as of the Agreement Date) or as provided in the indemnification agreements between the Seller Parties and such D&O Indemnified Persons (as in effect as of the Agreement Date) in the forms made available by the Seller Parties to Buyer Parent prior to the Agreement Date, shall survive the Closing and shall be observed by Buyer Parent, the Target Companies and their respective Affiliates after the Closing to the fullest extent available under applicable Law, and any claim made requesting indemnification pursuant to such indemnification rights shall continue to be subject to this Section 7.2(a) and the indemnification rights provided under this Section 7.2(a) until disposition of such claim.

(b) From the Closing until the sixth anniversary of the Closing Date, Buyer Parent and the Target Companies (together with its successors and assigns, the “D&O Indemnifying Parties”) shall, to the fullest extent permitted under applicable Law, indemnify, defend and hold harmless each D&O Indemnified Person in his or her capacity as an officer or director of any Target Company acting in connection with the Business against all losses, claims, damages, Liabilities, fees, expenses, judgments or fines incurred by such D&O Indemnified Person as an officer, director or employee of any Target Company acting in connection with the Business, to the extent arising out of or pertaining to any and all matters related to the Business and pending, existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, including any such matter arising under any claim with respect to the Transactions. Without limiting the foregoing, the D&O Indemnifying Parties shall also, to the fullest extent permitted under applicable Law, advance costs and expenses (including attorneys’ fees) incurred by the D&O Indemnified Persons in connection with matters for which such D&O Indemnified Persons are eligible to be indemnified pursuant to this Section 7.2(b) within 15 calendar days after receipt by Buyer Parent of a written request for such advance, subject to the execution by such D&O Indemnified Persons of appropriate undertakings to repay such advanced costs and expenses as required under appropriate circumstances.

(c) From the Closing until the sixth anniversary of the Closing Date, Buyer Parent shall cause the Target Companies to maintain in effect, for the benefit of the D&O Indemnified Persons with respect to their acts and omissions in connection with the Business occurring prior to the Closing, the existing policy of directors’ and officers’ liability insurance maintained by any Seller Party as of the Agreement Date in the form made available by Seller Parent to Buyer Parent prior to the Agreement Date on terms with respect to coverage, deductibles and amounts no less favorable than the existing policy; provided, that in no event shall Buyer Parent be required to expend in any one year an amount in excess of 300% of the annual premium currently payable by any Seller Party with respect to such current policy, it being understood that if the annual premiums payable for such insurance coverage exceed such amount, Buyer Parent shall be obligated to maintain a policy with the greatest coverage available for a cost equal to such amount.

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(d) In the event that Buyer Parent, the Target Companies or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Buyer Parent shall ensure that the successors and assigns of Buyer Parent or the Target Companies, as the case may be, shall assume the obligations set forth in this Section 7.2.

(e) Buyer Parent acknowledges and agrees that the D&O Indemnified Persons are express third party beneficiaries of this Section 7.2. The provisions of this Section 7.2 shall survive the Closing and are (i) intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such D&O Indemnified Person may have by contract or otherwise. This Section 7.2 may not be amended, altered or repealed after the Closing without the prior written consent of the affected D&O Indemnified Person.

7.3 Disclosure; Confidentiality.

(a) Each of the Seller Parties and Buyer Parent shall not, and shall cause each of their respective Affiliates and Representatives not to, issue any press release or disclose or make any public statement regarding this Agreement or the Transactions, without the prior written consent of the other Parties. Notwithstanding the foregoing, as a public company, Seller Parent may make such filings with the SEC, the Canadian Securities Administrators or any stock exchange as it deems necessary and proper and may make other communications that are not inconsistent with previous permitted press releases or other public disclosures or statements.

(b) Each of the Seller Parties and Buyer Parent and their respective Affiliates shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

(c) Buyer Parent and Seller Parent confirm that the Personal Data disclosed in connection with the transactions contemplated by this Agreement, including all such Personal Data disclosed prior to the execution of this Agreement (collectively, the “Disclosed Personal Data”) is necessary for the purposes of determining if Buyer Parent shall proceed with the transactions contemplated by this Agreement and to complete such transactions. Solely with respect to Disclosed Personal Data governed by the Personal Information Protection and Electronic Documents Act (Canada) or other Canadian provincial legislation deemed substantially similar thereto (“Canadian Privacy Laws”), and solely to the extent the following actions are both required by and in accordance with Canadian Privacy Laws:

(i) prior to Closing, Buyer Parent shall (A) use reasonable efforts to protect the Disclosed Personal Data by using security safeguards appropriate to the sensitivity of the information, and (B) not use or disclose the Disclosed Personal Data for any purposes other than those related to determining if it shall proceed with the transactions contemplated by this Agreement, the performance of this Agreement, or the consummation of the transactions contemplated by this Agreement;

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(ii) following Closing, Buyer Parent (A) shall not use or disclose the Disclosed Personal Data for any purposes other than (1) those purposes for which the information was initially collected, permitted to be used or disclosed prior to Closing, or for which additional consent from affected individuals is obtained, or (2) as otherwise permitted or required by applicable Law, (B) shall give effect to any withdrawal of consent from the affected individuals with respect to the Disclosed Personal Data, and (C) shall work with Seller Parent to notify, to the extent required by any Canadian Privacy Laws, the affected individuals within a reasonable time after Closing, that the transactions have been completed and that the Disclosed Personal Data has been disclosed to Buyer Parent; and if Closing does not occur, Buyer Parent shall, as instructed by Seller Parent, return to Seller Parent or securely destroy the Disclosed Personal Data within a reasonable period of time following such instruction.

7.4 Tax Matters.

(a) Purchase Price Allocation.

(i) Buyer Parent, Seller Parent and the Sellers agree that the Closing Purchase Price and the Aggregate Purchase Price (as finally determine and together with any liabilities and other items assumed in connection with the Transactions that are, in each case, treated as consideration for applicable Tax purposes) (the “Tax Allocation Purchase Price”) shall be allocated among the Purchased Equity in each of the Direct Target Companies and among the Buyers and the Sellers in accordance with Schedule 7.4(a)(i) (such schedule, the “Execution Date Allocation Schedule”).

(ii) Seller Parent shall prepare and provide to Buyer Parent within 90 calendar days after the Final Adjustment Amount Determination Date, a schedule (the “Post-Closing Purchase Price Allocation Schedule”) allocating the Tax Allocation Purchase Price among (A) first, the Purchased Equity in each of the Target Companies, and (B) second, for U.S. federal income (and applicable state and local) Tax purposes, among the assets of each of the Direct Target Companies other than CanadaCo (with the aggregate amount allocated to assets of each such Direct Target Company being equal to the aggregate amount allocated to the Purchased Equity in such Direct Target Company under clause (A)(1)). The Post-Closing Purchase Price Allocation Schedule shall be prepared in accordance with the general principles of Section 1060 of the Code and the Treasury Regulations pursuant thereto or any successor provision. The Post-Closing Purchase Price Allocation Schedule shall also be prepared in a manner consistent with (x) the Execution Date Allocation Schedule and (y) Schedule 7.4(a)(ii) (clauses (x) and (y), together, the “Binding Allocation Principles”). Unless Buyer Parent objects to the Post-Closing Purchase Price Allocation Schedule within 30 calendar days after receipt thereof, such schedule shall become final. If Buyer Parent objects to the Post-Closing Purchase Price Allocation Schedule within 30 calendar days of receipt, then the Parties shall use commercially reasonable efforts to agree, within 30 calendar days of Buyer Parent’s objection to the Post-Closing Purchase Price Allocation Schedule, to an allocation of the Tax Allocation Purchase Price among the Purchased Equity in each of the Target Companies and, for U.S. federal income (and applicable state and local) Tax purposes, the assets of each of the Direct Target Companies other than CanadaCo, in each case, that is consistent with the Binding Allocation Principles (such allocation, the “Final Allocation”). If Buyer Parent and Seller Parent cannot agree on an appropriate Final Allocation, they shall submit any disputed item(s) (but only such dispute item(s)) to the Dispute Auditor. The Dispute Auditor shall, within 15 calendar days of the submission thereto, determine the appropriate Final Allocation; provided, that in determining the Final Allocation, the Dispute Auditor shall be bound by

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the Binding Allocation Principles. The fees, costs and expenses of the Dispute Auditor incurred in resolving such dispute shall be paid 50% by Seller Parent and 50% by Buyer Parent. The Sellers, the Buyers and their respective Affiliates shall file all Tax Returns in a manner consistent with the Final Allocation, as ultimately agreed to or as determined by the Dispute Auditor, and none of the Buyers or the Sellers (or any of their respective Affiliates) shall take any position (whether in Tax proceedings, on Tax Returns, or otherwise) that is inconsistent with the Final Allocation except as otherwise required by Law or as the same may be subsequently adjusted pursuant to an audit by a Governmental Entity or by court decision. Thereafter, Seller Parent shall prepare and deliver to Buyer Parent from time to time a revised proposed Final Allocation updated to reflect any adjustments to the Purchase Price pursuant to this Agreement requiring any adjustment to the Final Allocation. Such revised allocation statement shall become the Final Allocation subject to the same provisions that govern the initial proposed Post-Closing Purchase Price Allocation Schedule delivered to Buyer Parent pursuant to this Section 7.4(a)(ii).

(b) Tax Returns.

(i) Seller Parent shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns of Sellers and their respective Affiliates (other than the Target Companies) with respect to In-Scope Assets and the Business for any taxable period ending on or before the Closing Date that are required to be filed following the Closing Date (the “Seller Parent Prepared Returns”). All Seller Parent Prepared Returns shall be prepared in a manner consistent with Sections 7.4(a), 7.4(f), and 7.4(j), and, unless otherwise required by applicable Law or Sections 7.4(a), 7.4(f), and 7.4(j), in accordance with the existing procedures, practices and accounting methods of Seller Parent or its Affiliates.

(ii) Buyer Parent shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns of the Target Companies for Pre-Closing Tax Periods (including Straddle Periods) that are due after the Closing Date (the “Buyer Parent Prepared Returns”). Any Buyer Parent Prepared Return shall be prepared in a manner consistent with Sections 7.4(a), 7.4(f), and 7.4(j), and, unless otherwise required by applicable Law or Sections 7.4(a), 7.4(f), and 7.4(j), in accordance with existing procedures and practices and accounting methods of the Target Companies; provided, however, that, notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the Buyer Parent Prepared Returns shall, to the extent supported at a “more likely than not” or higher level of comfort, report all Transaction Deductions as being deductible in the taxable period (or portion thereof) ending on or prior to the Closing Date, and (ii) Buyer Parent may cause CanadaCo to make an election pursuant to subsection 256(9) of the Tax Act in respect of the taxation year of CanadaCo ending on the acquisition of control of it by a Buyer. In the event that any item reflected on any Buyer Parent Prepared Return could give rise to Pre-Closing Taxes or otherwise to Taxes for which Seller Parent or any of its Affiliates is liable (including, without limitation, under this Agreement, or as a result of the effect that any item reflected thereon may have on the amount of gross income required to be taken into account by Seller Parent or any of its Affiliates with respect to any Target Company under Section 951(a) of the Code and the Treasury Regulations promulgated thereunder), Buyer Parent will provide such Buyer Parent Prepared Return to Seller Parent for review and comment at least 20 calendar days prior to the due date for filing such Buyer Parent Prepared Return (taking into account extensions), and Buyer Parent shall consider in good faith any comments of Seller Parent with respect thereto. If Buyer Parent objects to any such comments provided with respect to Pre-Closing Taxes or otherwise to Taxes for which Seller Parent or any of its Affiliates is liable (including, without limitation, under this Agreement, or as a result of the effect that any item

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reflected thereon may have on the amount of gross income required to be taken into account by Seller Parent or any of its Affiliates with respect to any Target Company under Section 951(a) of the Code and the Treasury Regulations promulgated thereunder), Buyer Parent shall promptly inform Seller Parent of such objection, and Buyer Parent and Seller Parent shall work together in good faith to resolve any such disputed comment(s). If Buyer Parent and Seller Parent are unable to resolve any such disputed comment(s) within five (5) days of Buyer Parent having so informed Seller Parent of such objection (or such longer or shorter period as the Buyer Parent and Seller Parent may mutually agree), the disputed comment(s) (and only the disputed comment(s)) shall be submitted to the Dispute Auditor for resolution in a manner consistent with the principles set forth in this Section 7.4(b)(ii) and in accordance with the procedures provided under Section 2.4 mutatis mutandis. If any such disputed comment(s) are not resolved by the due date for filing such Buyer Parent Prepared Return (taking into account extensions), such Buyer Parent Prepared Return shall be filed in a manner that reflects Buyer Parent’s position on such comment(s); provided, however, that, unless otherwise agreed by the parties, such Buyer Parent Prepared Return shall be amended, to the extent required, to reflect the resolution of any disputed comment(s) after the date of filing; provided, further, that, the position on any such item(s) that remain in dispute at the time of filing shall not dictate or be indicative of the appropriate treatment of such item(s) for purposes of calculating the Aggregate Purchase Price.

(iii) Buyer Parent and the Target Companies shall not (and shall not permit their respective Affiliates to), without the prior written consent of Seller Parent, which consent shall not be unreasonably withheld, conditioned or delayed, (A) file any Tax Return of the Target Companies or with respect to the In-Scope Assets or the Business for any Pre-Closing Tax Period except for those Buyer Parent Prepared Returns prepared and filed in accordance with Section 7.4(b), (B) amend, modify or refile any Tax Return of the Target Companies or with respect to the In-Scope Assets or the Business for any Pre-Closing Tax Period, (C) make, revoke, rescind or change any Tax election or change any method of accounting with respect to the Target Companies, the In-Scope Assets or the Business that has effect in a Pre-Closing Tax Period, (D) voluntarily approach any Tax authority regarding any Tax or Tax Return of the Target Companies or with respect to the In-Scope Assets or the Business for a Pre-Closing Tax Period, (E) agree to extend or waive the statute of limitations with respect to Pre-Closing Taxes, (F) make any election under Section 336 or 338 of the Code (or any similar or corresponding provision of state, local or other Tax Law) with respect to the Transactions, (G) file any ruling request with any Governmental Entity that relates to Taxes or Tax Returns of the Target Companies or with respect to the In-Scope Assets or the Business for a Pre-Closing Tax Period, (H) take any action or enter into any transaction on the Closing Date after the Closing with respect to the Target Companies, the In-Scope Assets or the Business that is outside the ordinary course of business and not explicitly contemplated by this Agreement (for greater certainty, transactions undertaken in connection with the Bump Transactions are deemed to be explicitly contemplated by this Agreement), or (I) engage in any transaction outside the ordinary course of business that could increase the amount of gross income required to be taken into account by Seller Parent or any of its Affiliates with respect to any Target Company under Section 951(a) of the Code and the Treasury Regulations promulgated thereunder (including, without limitation, with respect to any “global intangible low-taxed income” (within the meaning of Section 951A of the Code)).

(c) Buyer Parent shall promptly forward or shall cause to be promptly forwarded (and in any event within 10 Business Days) to Seller Parent all written notifications and other communications received by Buyer Parent or its Affiliates (including, after the Closing Date, the Target Companies) from any Governmental Entity relating to any Tax or Tax Return of the Target Companies for a Pre-Closing Tax Period, and/or with respect to the assets of the Target Companies or the Business

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for a Pre-Closing Tax Period, in each case, that could affect Pre-Closing Taxes or that could reasonably be expected to affect the other Taxes of Seller Parent or any of its Affiliates (including, without limitation, as a result of the effect that any item in dispute may have on the amount of gross income required to be taken into account by Seller Parent or any of its Affiliates with respect to any Target Company under Section 951(a) of the Code and the Treasury Regulations promulgated thereunder) (each a “Tax Claim”); provided, that failure to forward any such notifications or communications shall not affect any Person’s obligations hereunder except to the extent that such Person is actually prejudiced thereby. Seller Parent shall have the right to, at its election, control the conduct of any and all Tax Claims related to CanadaCo and UKCo for taxable periods ending on or prior to the Closing (each a “Seller Tax Claim”); provided, however, that (i) Buyer Parent shall be entitled to, at its own expense and with counsel of its own choosing, participate in all submissions, communications and conferences in connection therewith, and (ii) Seller Parent shall not enter into any settlement of, or otherwise compromise or abandon, any such Seller Tax Claim without the prior written consent of Buyer Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer Parent shall control the conduct of any and all (A) Seller Tax Claims that Seller Parent elects not to control, and (B) Tax Claims other than Seller Tax Claims; provided, however, that, unless Buyer Parent notifies Seller Parent that it is waiving its indemnity rights under Section 7.4(h) with respect to such Seller Tax Claim or other Tax Claim and Seller Parent and its Affiliates would not otherwise be liable for any Taxes to which such Seller Tax Claim or other Tax Claim relates, (1) Seller Parent shall be entitled to, at its own expense, consult, review and comment on all submissions, communications and conferences in connection therewith, and (2) Buyer Parent shall not enter into any settlement of, or otherwise compromise or abandon, any such Seller Tax Claim or other Tax Claim without the prior written consent of Seller Parent, which consent shall not be unreasonably withheld, conditioned, or delayed. In the event of any conflict between this Section 7.4(c) and Section 11.5, the provisions of this Section 7.4(c) shall control.

(d) Buyer Parent, the Target Companies and their respective Affiliates, on the one hand, and Seller Parent, on the other hand, shall reasonably cooperate as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns of the Target Companies or otherwise with respect to the Business, and any Legal Proceeding with respect to Taxes of the Target Companies or otherwise with respect to the Business. Buyer Parent, the Target Companies, Seller Parent and their respective Affiliates agree to retain all books and records with respect to Tax matters pertinent to the Target Companies relating to any Pre-Closing Tax Period until the expiration of the applicable statute of limitations, and to abide by all record retention agreements entered into with any Tax authority. Buyer Parent, the Target Companies and Seller Parent further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce or eliminate any Tax (including withholding Taxes) that they are aware could be imposed in connection with the Transactions. Notwithstanding the foregoing or anything to the contrary in this Agreement, none of Seller Parent or any of its Affiliates shall be required to provide any (x) income Tax Returns of Seller Parent or its Affiliates, or (y) other Tax Returns (including any portion thereof) or (other than in respect of matters (including any Tax election affecting any Target Company) concerning Group Relief) any other information with respect to Seller Parent or any of its Affiliates, except to the extent such Tax Return (or portion thereof) or other information is with respect to the Target Companies.

(e) Each of Buyer Parent and Seller Parent shall bear and pay fifty percent (50%) of all sales, use, value added, transfer, stamp, recording, registration, documentary, excise, real property transfer or gains, indirect capital gains or similar Taxes (including any penalties and interest)

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incurred as a result of the Transactions; provided, however, that, for the avoidance of doubt, Buyer Parent shall be responsible for the payment of any and all such Taxes taken into account in the calculation of Estimated Seller Transaction Expenses and/or Seller Transaction Expenses. The Party required by applicable Law to file any related Tax Returns, and the other Party shall cooperate with the filing Party in connection with any such filings.

(f) For all purposes under this Agreement, in the case of any Straddle Period, the portion of Taxes (or any Tax refund or amount credited against any Tax) that are allocable to the portion of the Straddle Period ending at the end of the Closing Date will be: (i) in the case of property Taxes and other Taxes imposed on a periodic basis without regard to income, payroll, gross receipts or sales or use, deemed to be the amount of such Taxes (or Tax refund or amount credited against Tax) for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending at the end of the Closing Date and the denominator of which is the number of calendar days in such entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Target Companies terminated at the end of the Closing Date. Notwithstanding the foregoing or anything to the contrary in this Agreement, (x) any and all Transaction Deductions shall be allocated to and deducted in Pre-Closing Tax Periods to the extent permissible at a “more likely than not” (or higher) level of comfort, and (y) any and all Taxes related to actions taken and transactions entered into (in either case, outside the ordinary course of business and not explicitly contemplated by this Agreement) with respect to the Target Companies, the In-Scope Assets or the Business on the Closing Date after the Closing shall be allocated to the portion of the Straddle Period beginning after the Closing Date.

(g) Seller Parent will be entitled to all cash Tax refunds actually received by any Target Company or any of its Affiliates after Closing, and all Tax credits utilized which have reduced in part or in whole the liability of any Target Company or any of its Affiliates to make an actual payment of Tax, in each case to the extent that such Tax refunds or credits, including any interest paid or credited by a Governmental Entity with respect thereto, are attributable to Pre-Closing Taxes the liability for which has been paid or discharged in full or otherwise borne by Seller Parent or any of its Affiliates (excluding, for the avoidance of doubt, any Pre-Closing Taxes paid by a Target Company after the Closing Date that are not borne by Seller Parent or its Affiliates (other than the Target Companies) under this Agreement) pursuant to the provisions of this Agreement (any such refund or credit, a “Pre-Closing Tax Refund”), provided that Pre-Closing Tax Refunds shall exclude (i) any Tax refunds and credits to the extent taken into account in the determination of the Aggregate Purchase Price, and (ii) any Tax refund resulting from the carryback of a Tax attribute of a Target Company relating to a Tax period beginning after the Closing Date. If the Target Companies (or any of their respective Affiliates) receive any Pre-Closing Tax Refund to which Seller Parent is entitled pursuant to this Section 7.4(g), within 15 calendar days of receipt (or utilization), Buyer Parent or the Target Companies will pay (or cause their respective Affiliates to pay) the amount of such Pre-Closing Tax Refund, net of any Taxes and reasonable out-of-pocket cost to Buyer Parent and its Affiliates in obtaining or receiving such Pre-Closing Tax Refund, to Seller Parent. Seller Parent shall promptly repay to Buyer Parent any amount (plus applicable interest and penalties) paid to Seller pursuant to this Section 7.4(g) to the extent of any such amount that must be reimbursed by a Target Company to the relevant Governmental Entity. Any amounts payable under this Section 7.4(g) shall constitute an adjustment to the Aggregate Purchase Price to the maximum extent permitted by applicable Law.

(h) Except to the extent taken into account in the calculation of the Final Adjustment Amount, Seller Parent shall indemnify and hold harmless Buyer Parent, Buyer Parent’s

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Affiliates, UKCo and CanadaCo, and its and their respective directors, officers, employees, agents and representatives (collectively, the “Buyer Parent Indemnified Parties”) from and against any and all Pre-Closing Taxes actually incurred by any of the Buyer Parent Indemnified Parties (“Indemnified Taxes”); provided, that the Buyer Parent Indemnified Parties’ initial source of recovery for Indemnified Taxes shall be from the R&W Insurance Policy and, if (and only if) the R&W Insurance Policy has been fully exhausted or is otherwise unavailable, the Buyer Parent Indemnified Parties may then pursue recovery for Indemnified Taxes pursuant to this Section 7.4(h) (subject to the terms and limitations hereof); provided, further, that Indemnified Taxes shall be net of any cash Tax benefit realized by a Buyer Parent Indemnified Party in the year such Tax is finally determined, any of the following two tax years, or any prior Tax year, as a result of incurring such Taxes. Seller Parent shall reimburse Buyer Parent for any Indemnified Taxes within 15 Business Days of Buyer Parent having provided Seller Parent with written notice (and reasonable accompanying evidence) of the payment of such Indemnified Taxes by a Buyer Parent Indemnified Party and Buyer Parent’s inability to recover such amounts under the R&W Insurance Policy (together with reasonable detail regarding the reason behind such inability to recover). Any payments made by Seller Parent under this Section 7.4(h) shall be treated by the Parties and their Affiliates as an adjustment to the Final Adjustment Amount for Tax purposes, unless otherwise required by Law. Notwithstanding anything to the contrary in this Agreement, the covenants in this Section 7.4(h) shall survive the Closing and shall terminate upon the earlier of the seventh anniversary of the Closing Date and the expiration of the statute of limitations applicable thereto.

(i) Compulsory Payments Prior to Settlement

(i) If, in the case of a Tax Claim concerning an Indemnified Tax (after taking into account any limitations imposed thereunder with respect thereto) that Seller Parent and its Affiliates have not already borne pursuant to this Agreement or otherwise, an amount is (i) required to be paid under applicable Law or any Order, or (ii) garnished by a Governmental Authority, or there is an amount in respect of which a Governmental Entity is legally permitted to take collection action at that time (each such amount (excluding, for the avoidance of doubt, the portion of any such amount for which Seller Parent is not liable under Section 7.4(h) (after taking into account any limitations imposed thereunder with respect thereto)) a “Preliminary Compulsory Payment Amount”), the Seller Parent shall, within 15 Business Days of receipt of written notice (together with reasonable accompanying evidence detailing the background of the Tax Claim and Preliminary Compulsory Payment Amounts for which Seller Parent is liable) from the Buyer Parent of such Preliminary Compulsory Payment Amount, pay the Buyer Parent Indemnified Parties an amount equal to the portion of the Preliminary Compulsory Payment Amount related to Indemnified Taxes for which Seller Parent is liable under Section 7.4(h) (after taking into account any limitations with respect thereto) and Buyer Parent Indemnified Parties shall then promptly pay such amount (together with any amounts related to taxable periods (or portions thereof) beginning after the Closing Date and any other amounts for which Buyer Parent is liable) to the applicable Governmental Authority.

(ii) Upon the occurrence of a Final Compulsory Payment Indemnification Event (if any) or otherwise the resolution or settlement of an applicable Tax Claim, (i) if the aggregate of all Preliminary Compulsory Payment Amounts paid by Seller Parent and, is less than the amount related to Indemnified Taxes for which Seller Parent is liable under Section 7.4(h) (including, without limitation, after taking into account any limitations imposed thereunder with respect thereto) determined under the Final Determination to be the amount of Indemnified Taxes for which Seller Parent is liable under Section 7.4(h) owing (the “Final Compulsory Payment Amount”), the Seller

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Parent shall, within 15 Business Days of the time that the Buyer Parent Indemnified Party notifies Seller Parent in writing of the occurrence of the Final Compulsory Payment Indemnification Event and the applicable Final Compulsory Payment Amount (together with reasonable accompanying evidence and documentation with respect to the foregoing), pay to the Buyer Parent Indemnified Party an amount equal to the difference between aggregate of all Preliminary Compulsory Payment Amounts paid by Seller Parent and the Final Compulsory Payment Amount (excluding, for the avoidance of doubt, any amounts related thereto for which Seller Parent is not liable under Section 7.4(h) (including, without limitation, as a result of the application of any limitations imposed thereunder with respect thereto)), and (ii) if the aggregate of all Preliminary Compulsory Payment Amounts paid by Seller Parent, exceeds the Final Compulsory Payment Amount (excluding, for the avoidance of doubt, any amounts related thereto for which Seller Parent is not liable under Section 7.4(h) (including, without limitation, as a result of the application of any limitations imposed thereunder with respect thereto)), the Buyer Parent Indemnified Party shall within 15 Business Days of the Final Compulsory Indemnification Event, pay to Seller Parent the amount of such excess (including any interest paid or credited with respect to any refund or credit received with respect thereto but net of any Taxes payable by the Buyer Parent Indemnified Party in respect of such refund, credit or interest).

(j) Notwithstanding anything to the contrary in this Agreement, Seller Parent (in its sole discretion) shall be entitled to cause the election under Treasury Regulations Section 1.245A-5(e)(3)(i) to be made by Seller Parent and/or any of its Affiliates to close the taxable year of any Target Company as of the Closing Date (the “Section 245A Election”). If a Section 245A Election is requested by Seller Parent pursuant to this Section 7.4(i), Seller Parent and Buyer Parent shall, and shall cause their respective Affiliates to, enter into a binding agreement that satisfies the requirements set forth in Treasury Regulations Section 1.245A-5(e)(3)(i)(C)(2) with respect to the extraordinary reduction of the stock of the applicable Target Company on or before the due date (including extensions) for the applicable U.S. federal income Tax Return of Seller Parent (and/or its applicable Affiliate(s)). If the Section 245A Election is made for a Target Company, Seller Parent and Buyer Parent shall (and shall cause their respective Affiliates to) file all required Tax Returns in a manner consistent with such Section 245A Election and not take any position that is inconsistent with such Section 245A Election in connection with an audit, examination or judicial or administrative proceeding, except as otherwise required by a “determination” within the meaning of Section 1313 of the Code (or a corresponding or similar provision of state, local or foreign Law).

(k) If it is determined that CanadaCo made an “excessive eligible dividend designation”, as defined in subsection 89(1) of the Tax Act, Seller Parent shall cause the recipient of the relevant dividend to consent to the making of an election under subsection 185.1(2) of the Tax Act in respect of the full amount thereof, and such election shall be made by the Target Company in the manner and within the time prescribed by subsections 185.1(2) and 185.1(3) of the Tax Act.

(l) If it is determined that CanadaCo made an election under subsection 83(2) of the Tax Act in respect of the full amount of any dividend payable by it on shares of any class of its capital stock and the full amount of such dividend exceeded the amount of its “capital dividend account”, as defined in the Tax Act, immediately before the dividend became payable, Seller Parent shall cause the recipient of the relevant dividend to consent to the making of an election under subsection 184(3) of the Tax Act in respect of such dividend.

(m) If, at any time after the Closing Date, Buyer Parent or Seller Parent determines, or becomes aware that an “advisor” (as is defined for purposes of section 237.3 or section 237.4 of the

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Tax Act) has determined, that the transactions contemplated by this Agreement, including the Pre-Closing Reorganization, are or would be subject to the reporting requirements under section 237.3 or the notification requirements under section 237.4 of the Tax Act (the “Disclosure Requirements”), Buyer Parent or Seller Parent, as the case may be, will promptly inform the other party of its intent, or its advisor’s intent, to comply with the Disclosure Requirements and the Parties will cooperate in good faith to determine the applicability of such requirements. In the event that, following such cooperation, any party determines that it is required to file any applicable information return, notification and/or disclosure in accordance with the Disclosure Requirements then it shall so notify all other parties and the parties shall reasonably cooperate in good faith (including sharing of draft reporting forms) to make any such report on a timely basis. Notwithstanding the foregoing and for greater certainty, each party shall be permitted to report any transaction to an applicable Governmental Entity to the extent that such party determines, acting reasonably, that such reporting is required by applicable Law.

(n) Notwithstanding any other provision in this Agreement, except to the extent taken into account in the calculation of the Final Adjustment or with the written consent of Buyer Parent (not to be unreasonably withheld, conditioned or delayed), Seller Parent shall (and shall cause each Seller and their Affiliates to) procure that (a) the amount of the total disallowed amount of interest (as defined in section 373 of the U.K. Taxation (International and Other Provisions) Act 2010) that has been allocated to UKCo in respect of any Pre-Closing period is not varied following Closing, or pursuant to an arrangement entered into prior to Closing and (b) there is no amendment or withdrawal of any claim or surrender or making of any claim relating to Group Relief or making, amendment or withdrawal of any Tax election, which could give rise to a liability for Taxes of any Target Companies. Except to the extent taken into account in the calculation of the Final Adjustment or with the written consent of Seller Parent (not to be unreasonably withheld, conditioned or delayed), Buyer Parent shall (and shall cause each Buyer, each Target Company and their Affiliates to) procure that (a) the amount of the total disallowed amount of interest (as defined in section 373 of the U.K. Taxation (International and Other Provisions) Act 2010) that has been allocated to UKCo in respect of any Pre-Closing period is not varied following Closing, or pursuant to an arrangement entered into following Closing and (b) there is no amendment or withdrawal of any claim or surrender or making of any claim relating to Group Relief or making, amendment or withdrawal of any Tax election, which could affect the Tax liabilities of any Target Company or Seller Parent or any Affiliate of any of them prior to Closing.

(o) None of Buyer Parent, the Buyers or any of the Target Companies shall be required to (a) surrender to Seller Parent or any Seller (or any Affiliate thereof) any Group Relief (other than in respect of Pre-Closing Tax Periods and in respect of which claims have been made prior to Closing to the extent that such claims have been taken into account in the determination of the Aggregate Purchase Price) or (b) unless required by applicable Law or a Governmental Authority to resolve or settle a Tax Claim, amend or withdraw following Closing any Tax Returns of any Target Companies which were submitted to a Tax authority before Closing.

(p) Without prejudice to any other rights of Buyer Parent under this Agreement, to the extent any de-grouping charge arises in any Target Company pursuant to section 179 TCGA, section 780 CTA 2009, or section 785 CTA 2009 (or any similar legislation in any jurisdiction), in respect of any asset transferred to such Target Company in the course of the Pre-Closing Reorganization or otherwise on or before the Closing, Seller Parent agrees to use commercially reasonable efforts to procure that such Liability is avoided or discharged by making or procuring the making of any appropriate claim or election under or pursuant to section 171A TCGA or 792 CTA 2009 (or any similar legislation in any jurisdiction) with the relevant Target Company, in each case to

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the extent permitted by Law and without any payment being made by the relevant Target Company in consideration of or in connection with such surrender, claim, or election and Buyer Parent agrees to provide its reasonable cooperation in order to procure that the relevant Target Company validly executes such claim or election.

(q) Seller Parent shall ensure all Tax-sharing agreements or similar agreements with respect to or involving the Target Companies shall be terminated as of the Closing and, after the Closing, that the Target Companies shall not be bound thereby or have any right or any liability thereunder.

(r) Seller Parent covenants to Buyer that from the date hereof to the date that is two years after the Closing Date, Seller Parent shall make commercially reasonable efforts to ensure that neither it nor any of its Subsidiaries nor any person that controls it shall knowingly acquire a direct or indirect equity interest in any of the investment funds identified in Section 7.4(r) of the Disclosure Schedule.

7.5 Credit Support Items. Buyer Parent shall use its reasonable best efforts to cause Seller Parties to be fully and irrevocably released, as of the Closing Date or as promptly as practicable after the Closing Date, in respect of all Liabilities under any guaranties, letters of credit, financial assurances, letters of comfort, bid bonds or performance or surety bonds or cash or other collateral obtained or given by any Seller Party relating to any Target Company or the Business (“Credit Support Items”). Such efforts shall include Buyer Parent offer substitute guaranties, letters of credit or other financial assurances Seller Parent shall reasonably cooperate with Buyer Parent in connection with Buyer Parent’s obligations under the immediately preceding sentence. If the parties do not effect a substitution and release with respect to any Credit Support Item, Buyers and the Target Companies shall jointly and severally indemnify and hold harmless Seller Parent and each Seller Non-Recourse Party against any and all Losses arising from such Credit Support Item. Without limiting the foregoing, except with Seller Parent’s consent, Buyer Parent shall not, and shall cause its Affiliates, successors or assigns to not, (i) renew, extend, amend or supplement any Contract or otherwise extend the term of or increase any obligation that is covered by or the subject of a Credit Support Item, (ii) transfer to a third party any such Contract or other obligation or (iii) obtain a release from all obligations under such Contract or other obligation contemplated by clause (i) or (ii) except to the extent that the result of such release is that Seller Non-Recourse Parties are no longer liable for, or have any credit exposure to, such obligations under the applicable Credit Support Item, without providing Seller Parent with evidence reasonably satisfactory to it that the Credit Support Item does not apply to or has been irrevocably and fully released with respect thereto.

7.6 Business Insurance. Buyers shall be solely responsible for obtaining insurance policies and programs for the Target Companies from and after the Closing. From and after Closing, the Insurance Policies and any other insurance policies and programs maintained by any Seller Parties prior to the Closing may be terminated with respect to the conduct of the Business and the Target Companies and, upon such termination, the conduct of the Business and the Target Companies will cease to be covered under such policies and programs. Buyers will need to obtain replacement coverage (including coverage as Buyer Parent deems appropriate for the Business, the Target Companies and their operations and liabilities). Seller Parent shall retain all rights to control the Seller Parties’ insurance policies and programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and programs, notwithstanding whether any such policies or programs apply to any Liability of any Buyer Party. The Parties agree to

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cooperate in good faith to effect the transition of any insurance policies and programs to the extent solely relating to the Business from the Seller Parties to the Target Companies or Buyers, as applicable.

7.7 Government Contract and Security Matters. The parties understand that CanadaCo is party to a Contract as part of the Business, pursuant to which it has agreed to maintain designated organization screening (DOS) clearance in connection with its potential access to Protected-A information. Seller Parent shall cause CanadaCo to provide notice to the Contract Security Program of the pending transactions, and Buyer Parent shall diligently assist and cooperate with Seller Parent in the preparation and submission of such notice. Following the submission of such notice, Buyer Parent and Seller Parent shall cooperate to update such clearance. Buyer Parent will be responsible for designating and obtaining approval for alternative personnel and locations as part of the security plan relating to such clearance. For the avoidance of doubt, completion of this process is not a condition to Closing, and after Closing, no Seller Party shall have any obligation or Liability in respect of obtaining or maintaining such clearance, including in relation to any Contracts that may require such clearance. CanadaCo and UKCo hold other Permits used in the Retained Business but not the Business, and the Parties will coordinate as reasonably requested by Seller Parent to cause the transfer of any such Permit to Seller Parent or a Subsidiary designated by it (it being understood that Section 1.1(b) shall apply to any such Permits the transfer of which is not completed prior to Closing).

7.8 Employee Matters.

(a) Transfers Generally. It is the intention that all Business Employees shall be employed by a Target Company, a Buyer, an Affiliate of the Buyer, or a PEO engaged by a Buyer (rather than of any Seller Party), as of Closing, and that the Target Companies shall not have any other employees as of Closing (any such other employees having been transferred to a Seller Party at or prior to the Closing). The Parties, each acting reasonably and in good faith, shall work collaboratively (including as part of the Separation Plan or via the Pre-Closing Reorganization Committee) to determine a mutually agreeable and efficient way to effect such outcome in compliance with applicable Law and Contract.

(b) Specific Action. In furtherance of the foregoing, and subject to any adjustments to the following plan that may be developed as part of the Separation Plan and via the Pre-Closing Reorganization Committee, the Parties shall use commercially reasonable efforts to cause that:

(i) With respect to each Indirect Transfer Employee, Seller Parent shall cause the transfer to the applicable Target Company of such Indirect Transfer Employee, with each such transfer to take effect by no later than the Closing Date. Such transfer shall result in continued employment for each Indirect Transfer Employee with the applicable Target Company on materially the same terms and conditions as such Indirect Transfer Employees are currently employed and recognizing their period of continuous employment and any accrued entitlements with the relevant Seller Party; provided that the Target Companies may not have independent employee benefit plans, programs and arrangements, which are to be replaced by New Plans in accordance with this Agreement.

(ii) With respect to each TUPE Employee (if any), the Parties to this Agreement acknowledge and agree that the contract of employment of each TUPE Employee shall transfer in accordance with and subject to the Transfer Regulations and shall have effect from the consummation of the Pre-Closing Reorganization as if originally made between a Target Company and the relevant TUPE Employee (except in relation to any benefits or Liabilities excluded from

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transfer by the Transfer Regulations), save for any such TUPE Employee who objects to being transferred in accordance with the Transfer Regulations. For the avoidance of doubt, in the event that the Transfer Regulations do not apply or are deemed not to apply to any Indirect Transfer Employee considered to be a TUPE Employee, such Indirect Transfer Employee shall be transferred to the applicable Target Company as if they were an Indirect Transfer Employee in accordance with Section 7.8(b)(i) above.

(iii) With respect to each PEO Employee, the Parties shall cooperate to either (i) transfer the PEO Employee’s PEO arrangements to a Buyer, an Affiliate thereof, or a Target Company, (ii) terminate the PEO Employee’s PEO arrangement, with a Buyer, an Affiliate thereof, or a Target Company extending offers of employment or entering into a substitute PEO arrangement, or (iii) take such other action mutually agreed upon to cause such PEO Employee to become an employee of a Buyer, an Affiliate thereof, or a Target Company, in each case as of Closing and in accordance with all applicable Laws.

(iv) With respect to each Direct Transfer Employee, the Parties shall cooperate to either (i) cause the employment relationship between such Direct Transfer Employee and Seller Parties to transfer to a Buyer, or Affiliate thereof, or a Target Company, (ii) terminate the employment of such Direct Transfer Employee by Seller Parties, with a Buyer, an Affiliate thereof, or a Target Company extending offers of employment or facilitating employment through a PEO arrangement, or (iii) take such other action mutually agreed upon to cause such Direct Transfer Employee Employees to become employees of a Buyer, an Affiliate thereof, or a Target Company, in each case as of Closing and in accordance with all applicable Laws.

(v) With respect to any employee of the Target Companies who is not a Business Employee (each, an “Excluded Employee”) Seller Parent shall cause the Target Companies to transfer the employment and all Liabilities related to any such Excluded Employee employed by the Target Companies as of no later than immediately prior to the Closing to a non-transferring entity of Seller Parent.

(vi) For the avoidance of doubt, the Parties acknowledge that some Business Employees are already employed by a Target Company and no transfer of employment shall be required pursuant to this Section 7.8(b).

(c) Legal Requirements. Each Party shall, and shall cause its Affiliates and the Target Companies to, comply in all material respects with all applicable Laws and any obligations under any applicable collective bargaining agreement or agreement with any employee representative body relating to the transfer of (i) the Indirect Transfer Employees, the TUPE Employees, the Direct Transfer Employees and the PEO Employees to the Target Companies and (ii) the Excluded Employees to Seller Parent or one of its Affiliates.

(d) Treatment of Business Employees. For a period of not less than one year following the Closing Date, Buyer Parent shall provide or shall cause to be provided to Business while such Business Employee remains employed by Buyer Parent or its Affiliates, base salary and target incentive compensation no less favorable than those in effect with respect to such Business Employee immediately prior to the Closing; provided, that the foregoing shall not diminish any obligation of the Target Companies after the Closing pursuant to any employment or similar agreement between the Target Companies and any Business Employee in existence as of the Closing.

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(e) New Plans. For all purposes under the employee benefit plans of Buyer Parent and its Affiliates providing benefits to any Business Employees after the Closing (the “New Plans”), each Business Employee shall be credited with his or her years of service with the Seller Parties (or its Affiliates, as applicable) before the Closing, to the same extent as such Business Employee was entitled, before the Closing, to credit for such service under any similar Company Plans to the extent that is possible under the New Plans on commercially reasonable terms and in accordance with applicable Law. In addition, and without limiting the generality of the foregoing, to the extent that is possible under the New Plans on commercially reasonable terms and in accordance with applicable Law: (i) each Business Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans; (ii) for purposes of each New Plan providing health and welfare benefits to any Business Employee, Buyer Parent shall cause all pre-existing condition exclusions, waiting periods and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents; and (iii) for purposes of each New Plan providing group health benefits (including medical, dental, pharmaceutical and/or vision) to any Business Employee, Buyer Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Company Plan in which such Business Employee participated immediately before the Closing ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(f) No Third-Party Rights. Nothing contained herein, express or implied, (i) is intended to confer upon any Business Employee any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any benefit plan; (ii) shall alter or limit Buyer Parent’s, Seller Parent’s or the Target Companies’ or their respective Affiliates’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement; or (iii) is intended to confer upon any individual (including employees, retirees or dependents or beneficiaries of employees or retirees) any right as a third party beneficiary of this Agreement.

(g) Equity Awards. At Closing, the Business Employees shall cease to be entitled to participate in, or accrue any rights under, all equity-based plans implemented by the Seller Parties and their Affiliates, in particular the 2021 Equity Incentive Plan, amended on 4 June 2024 and the 2012 Stock Option and Grant Plan, amended on 17 November 2015 (together the “Equity Plans”) and all awards outstanding as of Closing under any Equity Plan shall be fully cancelled or terminated, in accordance with its terms. Seller Parent and its Affiliates shall be responsible for any Liability incurred by Buyer Parent or its Affiliates in relation to any Business Employee’s participation in, or cessation of participation in the Equity Plans, other than due to a breach by Buyer Parent or its Affiliates of their obligations hereunder.

7.9 Non-solicitation.

(a) During the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, the Seller Parties shall not, directly or indirectly, for themselves or on behalf of or in conjunction with any other Person, solicit for employment, employ or offer employment to any Business Employee unless such Business Employee shall have ceased to be employed by Buyer Parent and each of its Affiliates for a period of at least six months prior thereto.

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(b) During the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, the Buyer Parties shall not directly or indirectly, for themselves or on behalf of or in conjunction with any other Person, solicit for employment, employ or offer employment to any person who was an employee of any Seller Party (other than a Business Employee) unless such person shall have ceased to be employed by Seller Parties for a period of at least six months prior thereto.

(c) This Section 7.9 shall not be deemed to prohibit the a Party or any of their Affiliates from (i) engaging in general media advertising or solicitation that may be targeted to a particular geographic or technical area but that is not specifically targeted towards any Person, (ii) soliciting for employment, employing or offering employment to a Person who responds to any such general media advertising or solicitation or (iii) soliciting for employment, employing or offering employment to any Person whose employment has been terminated by the other Party.

7.10 Non-competition.

(a) During the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date, the Seller Parties shall not market, sell, offer for sale, license, distribute, make available, provide, support, or maintain: (1) raw S-AIS, raw D-AIS, raw T-AIS and/or raw VDES data (whether on a standalone basis or together in any combination thereof) or (2) any products or services which include or are derived from any or all such S-AIS data, D-AIS, T-AIS and/or VDES data, in either case, whether directly or indirectly, to or for the benefit of any third Person (other than, directly, or indirectly via an authorized third party appointed by Seller Parent or its Affiliates for such purpose, Governmental Entities forming part of the U.S. Government, and then only under, in accordance with and subject to the terms and conditions of: (i) the Reverse Data Supply Agreement; or (ii) the Authorized Reseller Agreement) in any manner that directly or indirectly competes with the Business in any country in which the Business operates as of the date hereof, in each case, as the Business was conducted by the Seller Parties immediately prior to the date of this Agreement and/or the Closing (the “Seller Prohibited Activities”).

(b) Notwithstanding Section 7.10(a), the Seller Parties and each of their Affiliates may:

(i) own, collectively, directly or indirectly, solely as a passive investment, securities of any Person that engages in any Seller Prohibited Activities, if the Seller Parties own no more than 10% of any class of voting securities of such Person;

(ii) acquire and thereafter continue to operate any Person that engages in any Seller Prohibited Activities, or the assets of any such Person, if less than 30% of the most recent annual gross revenues of such Person or assets (based on such Person’s latest annual consolidated financial statements) were derived from any of the Seller Prohibited Activities;

(iii) provide services of any kind to U.S. federal government, related Governmental Entities, and customers and distributors supporting the U.S. federal government and related Governmental Entities; or

(iv) provide services as part of Seller Parties’ space services and design-build businesses, including payload hosting, satellite launch and deployment, design and build, mission

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operations, maintenance, and similar services, (regardless of how such assets may be titled or accounted for) to third parties, even where such services involve AIS receivers; and

(v) otherwise engage in the Retained Business, as conducted during the 12 months preceding the date hereof and reasonable extensions thereof.

(c) The Parties agree that the Aggregate Purchase Price is consideration for the securities of the Target Companies and that no part of the Aggregate Purchase Price relates to a restrictive covenant, including any of the covenants contained in this Agreement. The parties further acknowledge and agree that no proceeds are received or receivable by the Seller Parties for granting such restrictive covenants and that such restrictive covenants are integral to this Agreement and are intended to maintain or preserve the fair market value of the Target Companies. It is the Parties’ intention that subsection 56.4(7) of the Tax Act and any equivalent provision of the Tax legislation of any province or any other jurisdiction apply with respect to any restrictive covenants granted pursuant to this Agreement. Notwithstanding the foregoing, to the extent that section 56.4 of the Tax Act requires the filing of one or more joint elections in order to apply, the Parties agree to make one or more joint elections to have the provisions of section 56.4 of the Tax Act, and any equivalent or corresponding provision under applicable provincial or territorial Law, apply in respect of any such covenants. Such joint election will reflect that, for purposes of the Tax Act, the Parties have each allocated no consideration to any restrictive covenants granted.

7.11 Intellectual Property Rights Licenses.

(a) Seller Parent hereby grants, on behalf of itself and the Seller Parties, with effect from Closing, to the Buyers, Target Companies and their Affiliates, a perpetual, irrevocable, worldwide, non-exclusive, transferable (only as transferred with the Business (in whole or in material part)), sublicensable (in multiple tiers), royalty‑free and fully paid-up license to use and exploit the Retained Maritime IP, solely for the purpose of conducting the Business, taking the full and unrestricted benefit of, and discharging any burdens or obligations under or with respect to, the In-Scope Assets, and otherwise taking the full and unrestricted benefit of, or using, holding for use, practicing, exploiting, licensing, distributing or otherwise making available the Maritime Products and In-Scope Assets. Without limiting the foregoing, Seller Parent hereby grants, on behalf of itself and the Seller Parties, with effect from Closing, to the Buyers, Target Companies and their Affiliates, a perpetual, irrevocable, worldwide, non-exclusive, transferable (only as transferred with the Business (in whole or in material part)), sublicensable (in multiple tiers), royalty‑free and fully paid-up license to use, reproduce, distribute, publicly perform, publicly display and make derivative works of the Retained Maritime Software (in source code, object code and executable code forms); provided, however that such rights granted to the Buyers, Target Companies and their Affiliates exclude any right to publicly display or disclose the source code to the Retained Maritime Software. To the extent within its reasonable possession or control, Seller Parties shall provide Buyers with electronic copies of tangible embodiments of any Retained Maritime IP (including any Retained Maritime Software), including as may be contemplated and agreed in the Transition Services Agreement. Any derivatives or improvements to Retained Maritime IP (including any Retained Maritime Software) created or developed by any Buyer, Target Company or any of their Affiliates, under the foregoing licenses, shall

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be owned by the applicable Buyer, Target Company or Affiliate. Each of the foregoing licenses shall be enforceable by the beneficiaries of such licenses.

(b) CanadaCo hereby grants to the Seller Parties, with effect from Closing, a perpetual, irrevocable, worldwide, non-exclusive, transferable (only as transferred with the Retained Business (in whole or in material part)), sublicensable (in multiple tiers), royalty free and fully paid‑up license under its rights in and to the CD IP used by the Seller Parties in the conduct of the Retained Business prior to Closing to use and exploit that CD IP within the field of AIS data (i.e., systematic data distilled from broadcasts of AIS messages) applications and then solely for the purpose of conducting the Retained Business.

Section 8. Conditions Precedent to Obligations of Buyer Parent

The obligations of Buyer Parent to effect the Closing and otherwise consummate the Transactions are subject to the satisfaction (or waiver by Buyer Parent), at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations and Warranties. The Specified Representations shall be true and correct (other than in de minimis respects) as of the Agreement Date and as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date). The other representations and warranties set forth in Section 3 and Section 4 shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) as of the Agreement Date and of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

8.2 Performance of Covenants. Seller Parent shall have performed and complied with, in all material respects, its covenants contained in this Agreement at or before the Closing (to the extent that such covenants require performance by Seller Parent at or before the Closing) , including having delivered proof, reasonably satisfactory to Buyer Parent, of the filing of all required filings pursuant to Section 6.9(a).

8.3 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Transactions by Buyer Parent shall have been issued by any Governmental Entity and remain in effect, and no material Law shall be in force or shall have been enacted since the Agreement Date that makes consummation of the Transactions by Buyer Parent illegal, except where the contravention of any such order or Law is not reasonably likely to result in material harm to Buyer Parent.

8.4 Material Adverse Effect. Since the Agreement Date, there shall not have occurred any Material Adverse Effect.

8.5 Pre-Closing Reorganization. Seller Parent shall have provided Buyer Parent with written confirmation that the Pre-Closing Reorganization has been, or that all actions and steps necessary for the Pre-Closing Reorganization to be effective as of immediately prior to the Closing have been, substantially completed.

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8.6 NSIA Clearance. All notifications, declarations or filings, and all authorizations, consents, orders or approvals, clearances or notifications of no further action required under the NSI Act shall have been filed or obtained, as applicable.

8.7 Agreements and Documents. Buyer Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) except to the extent otherwise agreed, written resignations of all directors and officers of the Target Companies who cannot be unilaterally removed by the holder of the Purchased Equity, effective as of the Closing;

(b) from the Seller of USCo, a properly completed and duly executed IRS Form W-9; provided, however, that Buyer Parent’s sole recourse in the case of such Seller failing to provide any IRS Form W-9 shall be to withhold any Taxes required by Law in accordance with Section 2.5;

(c) a certificate, signed by a duly authorized officer of Seller Parent, to the effect that each of the conditions specified above in Sections 8.1 and 8.2 is satisfied in all respects; and

(d) the Transition Services Agreement, the Authorized Reseller Agreement, the RF Data License, and the Reverse Data Supply Agreement, each duly executed by Seller Parent.

Section 9. Conditions Precedent to Obligation of the Seller Parties

The obligation of the Seller Parties to effect the Closing and otherwise consummate the Transactions is subject to the satisfaction (or waiver by Seller Parent), at or prior to the Closing, of the following conditions:

9.1 Accuracy of Representations and Warranties. The Specified Representations shall be true and correct as of the Agreement Date and as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date). The representations and warranties of Buyer Parent set forth in Section 5 shall be true and correct in all material respects as of the Agreement Date and as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

9.2 Performance of Covenants. Buyer Parent shall have performed and complied with, in all material respects, its covenants contained in this Agreement at or before the Closing (to the extent that such covenants require performance by Buyer Parent at or before the Closing).

9.3 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Transactions by the Seller Parties shall have been issued by any Governmental Entity and remain in effect, and no material Law shall be in force or shall have been enacted since the Agreement Date that makes consummation of the Transactions by the Seller Parties illegal.

9.4 Pre-Closing Reorganization. The Pre-Closing Reorganization shall have been completed effective as of no later than the Closing.

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9.5 NSIA Clearance. All notifications, declarations or filings, and all authorizations, consents, orders or approvals, clearances or notifications of no further action required under the NSI Act shall have been filed or obtained, as applicable.

9.6 Agreements and Documents. Seller Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) a certificate, signed by a duly authorized officer of Buyer Parent, to the effect that each of the conditions specified above in Sections 9.1 and 9.2 is satisfied in all respects; and

(b) the Transition Services Agreement, the Authorized Reseller Agreement, the RF Data License, and the Reverse Data Supply Agreement, each duly executed by Buyer Parent.

Section 10. Termination

10.1 Termination. This Agreement may be terminated prior to the Closing:

(a) by mutual written consent of Buyer Parent and Seller Parent;

(b) by either Buyer Parent or Seller Parent if the Closing shall not have occurred by the End Date; provided, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 10.1(b) if the failure to consummate the Closing by the End Date is attributable to a failure on the part of such Party to perform any covenant in this Agreement required to be performed by such Party at or prior to the Closing;

(c) by either Buyer Parent or Seller Parent, if a Governmental Entity shall have issued a final and nonappealable order having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions; provided, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 10.1(c) if such Party did not use commercially reasonable efforts to have such order vacated prior to its becoming final and nonappealable;

(d) by Buyer Parent, if Seller Parent shall have materially breached or materially failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which material breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.1 or Section 8.2 and (ii) cannot be or has not been cured within 30 calendar days following receipt by Seller Parent of written notice of such material breach or failure to perform;

(e) by Seller Parent, if Buyer Parent shall have materially breached or materially failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which material breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.1 or Section 9.2 and (ii) cannot be or has not been cured within 30 calendar days following receipt by Buyer Parent of written notice of such material breach or failure to perform; or

(f) by Seller Parent, if Buyer Parent has failed to consummate the Closing within three Business Days of the date that the Closing should have occurred in accordance with this Agreement.

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10.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect; provided, that this Section 10.2 and Section 12 shall survive the termination of this Agreement and shall remain in full force and effect.

Section 11. Limits on Recourse

11.1 R&W Insurance. Buyer Parent may choose to procure a representation and warranty insurance policy issued in the name of Buyer Parent or any of its Affiliates in connection with the Transactions (a “R&W Insurance Policy”), to the extent it is available. However, (a) receipt of a R&W Insurance Policy is not a condition to consummation of the Transactions, (b) Buyer Parent and Seller Parent shall share on a 50/50 split ratio all fees, expenses and premiums relating to such R&W Insurance Policy, (c) such R&W Insurance Policy shall expressly provide that the insurers issuing such policy shall have no right, and shall expressly waive any right of subrogation, contribution or any other claim against any Seller Party based upon, arising out of, or in any way resulting from this Agreement, the Transactions or the R&W Insurance Policy (other than in the case of Fraud by any Seller Party)and (d) if an R&W Insurance Policy is to be obtained, Buyer Parent shall provide a copy of the R&W Insurance Policy (or binder for such policy) to the Seller Parties immediately upon inception/binding and shall not amend, waive or terminate the R&W Insurance Policy in a manner adverse to any Seller Parties, without the prior written consent of Seller Parent.

11.2 No Recourse; Non-Survival of Representations, Warranties and Covenants.

(a) All representations and warranties and all covenants and obligations of Seller Parent set forth in this Agreement (other than those covenants and agreements that by their terms apply or are to be performed in whole or in part (but only to the extent of such part) at or after the Closing (collectively, the “Post-Closing Covenants”)) shall terminate at the Closing (the “Expiration Date”) and it is the intention of the Parties, to the extent permitted by applicable Law, that the Expiration Date supersede any applicable statutes of limitations with respect to such representations, warranties and covenants; provided, that (i) nothing herein shall relieve any Person from any Liability or damages resulting from such Person’s Fraud (it being understood that no Person shall be liable for any Fraud committed by any other Person) and (ii) each Post-Closing Covenant shall survive until such covenant is performed or otherwise expires in accordance with its terms.

(b) Buyer Parent (on behalf of itself, its Affiliates (including, from and after the Closing, the Target Companies) and its and its Affiliates’ Representatives, collectively, the “Buyer Parties”) hereby waives, from and after the Closing, any and all rights, claims and causes of action which any Buyer Party may have against any Seller Party and any of its equityholders or Affiliates or any of their respective Representatives (collectively, the “Seller Non-Recourse Parties”) arising out of, relating to or otherwise resulting from the Transactions; provided, however, that such waiver shall not limit the Liability of any Seller Non-Recourse Party for any Fraud committed by such Person. Buyer Parent (on behalf of the Buyer Parties) agrees that, from and after the Closing, under no circumstances will the Seller Non-Recourse Parties have any Liability or responsibility to any of the Buyer Parties for any losses or other Liabilities relating to or arising from any actual or alleged breach of any representation or warranty or any covenant or agreement to have been performed prior to the Closing set forth in this Agreement (or any Exhibit, Schedule or certificate delivered hereunder), including by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations or warranties or covenants or obligations set forth in this Agreement that are to be performed prior to the Closing, any certificate, instrument, opinion or other documents delivered

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hereunder, the ownership, operation, management, use or control of the Business prior to the Closing, any of their respective assets, or any actions or omissions at or prior to the Closing, whether by the enforcement of any assessment or by any Legal Proceeding, or by virtue of any statute, regulation or other applicable Law, except for any claim of Fraud with respect to the representations and warranties in Section 3 or Section 4 of this Agreement. From and after the Closing, the Buyer Parties shall have no recourse of any kind to Seller Parent, its Affiliates or any of their respective Representatives under any theory of law or equity, including under any control person liability theory, for any action or inaction of the Seller Non-Recourse Parties, or the Business, in each case prior to the Closing, except for any claim of Fraud with respect to the representations and warranties in Section 3 or Section 4 of this Agreement. Buyer Parent and each other Buyer Party acknowledges and agrees that each of the Seller Non-Recourse Parties are express third party beneficiaries of this Section 11.2.

11.3 No Implied Representations; Non-Reliance. The Parties acknowledge that, except as expressly provided in Section 3, Section 4 and Section 5, none of the Parties has made or is making any representations or warranties whatsoever, implied or otherwise. Buyer Parent hereby acknowledges and agrees that:

(a) Buyer Parent has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Business and the Target Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Business and the Target Companies for such purpose. Buyer Parent acknowledges and agrees that: (i) in making its decision to enter into this Agreement and the other Transaction Documents and to consummate the Transactions, Buyer Parent has relied solely upon its own investigation and the express representations and warranties of Seller Parent set forth in Section 3 and Section 4 (in each case, including, and subject to, the related portions of the Disclosure Schedule) and disclaims reliance on any other representations and warranties of any kind or nature express or implied (including, but not limited to, any relating to the future or historical financial condition, results of operations, assets or Liabilities or prospects of the Business or the Target Companies); and (ii) none of the Seller Parties or any other Person has made any representation or warranty as to any Seller Party or the Business or the accuracy or completeness of any information regarding any Seller Party or the Business furnished or made available to Buyer Parent and its Representatives, except, with respect to representations of Seller Parent, as expressly set forth in Section 3 or Section 4 (including, and subject to, the related portions of the Disclosure Schedule).

(b) In connection with the due diligence investigation of the Business and the Target Companies by Buyer Parent and its Affiliates, stockholders, shareholders and/or Representatives, Buyer Parent and its Affiliates, stockholders and Representatives have received and may continue to receive after the Agreement Date from the Target Companies and its Affiliates, stockholders and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Business and the Target Companies. Buyer Parent hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Buyer Parent will have no claim against any of the Target Companies or any of its Affiliates, stockholders, shareholders, directors, officers, employees, consultants, agents, Representatives or advisors or any other Person, with respect thereto, including as to the accuracy or completeness of any information provided or made available, management presentations or in any other form in expectation of the Transactions. Accordingly, Buyer Parent hereby acknowledges and

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agrees that, except for the representations and warranties expressly set forth in Section 3 (including, and subject to, the related portions of the Disclosure Schedule) with respect to the Target Companies and the Business, and Section 4 with respect to Seller Parent, neither the Target Companies, nor any of its Affiliates, stockholders, shareholders, directors, officers, employees, consultants, agents, Representatives or advisors has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans.

(c) Buyer Parent acknowledges and agrees that it will not assert, institute or maintain any Legal Proceeding of any kind whatsoever, including a counterclaim, cross‑claim, derivative claim or defense, regardless of the legal or equitable theory under which such Liability or obligation may be sought to be imposed and whether such claim is made directly or by or through any other Person, that makes any claim contrary to the agreements and covenants set forth in this Section 11.3. Each of the Seller Parties shall have the right to enforce this Section 11.3 on behalf of any Person that would be benefitted or protected by this Section 11.3 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable.

11.4 Wrong Pockets.

(a) If at any time after the Closing Date, any Seller Party holds any In-Scope Asset or In-Scope Liability, Seller shall (i) promptly notify Buyer Parent, and (ii) transfer, or cause each such Seller Party to transfer, at no cost, as promptly as reasonably practicable, to Buyer Parent, or an Affiliate designated by Buyer Parent, any such In-Scope Asset or In-Scope Liability, and until such time, Seller Parent or the relevant Seller Party shall hold such In-Scope Asset or In-Scope Liability for Buyer Parent’s benefit and account and manage and operate such In-Scope Asset or In-Scope Liability for Buyer Parent’s benefit and account, with all gains, income, Losses, Liabilities and Taxes or other items generated to be for Buyer Parent’s account.

(b) If at any time after the Closing Date, as applicable, any Buyer Party or any Target Company holds any Out-of-Scope Asset or Out-of-Scope Liability, then Buyer Parent shall (i) promptly notify Seller Parent, and (ii) as promptly as reasonably practicable, at no cost, transfer, or cause the relevant Buyer Party or Target Company to transfer, to any Seller Party designated by Seller, any such Out-of-Scope Asset or Out-of-Scope Liability, and until such time, Buyer Parent or the relevant Buyer Party or Target Company shall hold such Out-of-Scope Asset or Out-of-Scope Liability for Seller Parent’s benefit and account and manage and operate such Out-of-Scope Asset or Out-of-Scope Liability for Seller Parent’s benefit and account, with all gains, income, Losses, Liabilities and Taxes or other items generated to be for Seller Parent’s account.

(c) If any transfer of an In-Scope Asset, In-Scope Liability, Out-of-Scope Asset, or Out-of-Scope Liability is made pursuant to Section 11.4(a) or Section 11.4(b), no additional consideration shall be provided to any Person in respect to such transfer, to the extent permitted by applicable Laws. The Parties shall use commercially reasonable efforts to structure such transfer in an equitable manner for both Seller Parent and Buyer Parent including from legal and Tax perspectives with a view to ensuring that from an economic standpoint the relevant transfer is neutral for the Parties as compared to if such transfer had occurred on the Closing Date.

11.5 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding against (x) a Seller Party with respect to an In-Scope Liability or (y) a Target Company with respect to an Out-of-Scope Liability, then (a) such party against

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whom such claim or Legal Proceeding is wrongfully asserted (the “Named Party”) shall notify Buyer Parent (where such matter is an In-Scope Liability and a Seller Party is the Named Party) or Seller Parent (where such matter is an Out-of-Scope Liability and a Target Company is the Named Party) (as applicable, the “Responsible Party”), promptly after the Named Party (or its Affiliates) receives written notice of such claim or Legal Proceeding (it being understood that any failure by the Named Party to so notify the Responsible Party shall have no effect on Responsible Party’s obligations under Section 11.4 and this Section 11.5 to the extent such failure is not prejudicial), (b) the Responsible Party shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding; and (c) the Named Party shall be entitled, at its expense, to participate in any defense of such claim or Legal Proceeding. The Parties shall, and shall cause their Affiliates, to reasonable cooperate in the defense of any such claim or Legal Proceeding and to cause the improperly named party to be removed therefrom. The Responsible Party shall have the right to settle, adjust or compromise such claim or Legal Proceeding without the consent of the Named Party, provided that such settlement, adjustment or compromise does not impose any material obligation or liability on the Named Party. The Named Party shall not agree to any settlement, adjustment or compromise without the written consent of the Responsible Party, such consent not to be unreasonably withheld, conditioned or delayed.

Section 12. Miscellaneous Provisions

12.1 Amendment. This Agreement may not be amended except by an instrument in writing signed by Seller Parent and Buyer Parent.

12.2 Expenses. All fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Transactions are consummated, except that costs (including underwriting fees, premiums, commissions, and other expenses) relating to any R&W Insurance Policy shall be shared by Buyer Parent and Seller Parent on a 50/50 split ratio. For the avoidance of doubt, Buyer Parent shall be responsible for all filing fees under the NSI Act.

12.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

12.4 Entire Agreement; Counterparts. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof; provided, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect until the Closing. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one

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and the same instrument. This Agreement may be executed by facsimile or electronic transmission, each of which shall be deemed an original.

12.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Except as set forth in Section 2.4, in any Legal Proceeding between any of the Parties arising out of or relating to this Agreement or any of the Transactions: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Delaware; (b) if any such Legal Proceeding is commenced in a state court, then, subject to applicable Law, no Party shall object to the removal of such Legal Proceeding to any federal court located in Delaware; and (c) each of the Parties irrevocably waives the right to trial by jury.

12.6 Attorneys’ Fees. In any Legal Proceeding to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such Legal Proceeding shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in Legal Proceedings.

12.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns; provided, that, neither this Agreement nor any of the rights hereunder may be assigned (whether by merger, consolidation, sale or otherwise) by Seller Parent or Buyer Parent without the prior written consent of the other Party, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect.

12.8 Parties in Interest; Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any rights or remedies under or by reason of this Agreement, except that the D&O Indemnified Persons and the Seller Non-Recourse Parties shall be and are intended third-party beneficiaries of, and may enforce, Section 7.2(e) and Section 11.2, respectively.

12.9 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by electronic transmission (provided, no “bounce back” or similar message of non-delivery is received with respect thereto), or (c) one Business Day after being sent by courier or express delivery service; provided that in each case the notice or other communication is sent to the address or email address set forth beneath the name of such Party below (or to such other address or email address as such Party shall have specified in a written notice given to the other Parties):

if to Buyer Parent:

Keltenlaan 20/8

1040 Brussels

Belgium

Attention: Mark Cunningham

Axelle Steurs

Email: [***]

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[***]

with a copy (which shall not constitute notice) to:

Cooley (UK) LLP
22 Bishopsgate

London EC2N 4BQ

United Kingdom

Attention: Ben Shribman
Email: bshribman@cooley.com

if to Seller Parent:

8000 Towers Crescent Drive
Suite 1100
Vienna, Virginia 22182
Attention: Boyd Johnson
Kelly Loughery
Legal Department
Email: [***]
[***]
[***]

with a copy to (which shall not constitute notice):

Faegre Drinker Biddle & Reath LLP
2200 Wells Fargo Center

90 South Seventh Street
Minneapolis, Minnesota 55402
Attention: Jonathan Zimmerman
Brandon Mason

Kassendra Galindo
Email: jon.zimmerman@faegredrinker.com
brandon.mason@faegredrinker.com

kassendra.galindo@faegredrinker.com

12.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court

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does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

12.11 Conflict of Interest. If Seller Parent so desires, and without the need for any consent or waiver by the Target Companies or Buyer Parent, Faegre Drinker Biddle & Reath LLP (“Faegre”) shall be permitted to represent Seller Parent after the Closing in connection with any matter, including without limitation, anything related to the Transactions, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Faegre shall be permitted to represent Seller Parent and any of its agents and Affiliates, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Buyer Parent, the Target Companies or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims. Upon and after the Closing, the Target Companies shall cease to have any attorney-client relationship with Faegre, unless and to the extent Faegre is specifically engaged in writing by the Target Companies to represent the Target Companies after the Closing and either such engagement involves no conflict of interest with respect to Seller Parent or Seller Parent consents in writing at the time to such engagement. Any such representation of the Target Companies by Faegre after the Closing shall not affect the foregoing provisions hereof.

12.12 Attorney-Client Privilege. Each of Buyer Parent, Seller Parent, and the Target Companies agree that any attorney-client privilege, attorney work-product protection, and the expectation of client confidence attaching as a result of counsel’s (whether external or internal) representation of the Target Companies in connection with the Transactions, and all information and documents covered by such privilege or protection (the “Covered Materials”), shall belong to and be controlled by Seller Parent, and not by Buyer Parent or the Target Companies, following the Closing, and may be waived only by Seller Parent, and not the Target Companies, and shall not pass to or be claimed or used by Buyer Parent or the Target Companies. Absent the consent of Seller Parent, neither Buyer Parent nor the Target Companies shall have a right to access the Covered Materials following the Closing and, in the event Buyer Parent or the Target Companies accesses Covered Materials in violation of this sentence, such access will not waive or otherwise affect the rights of Seller Parent with respect to the related privilege or protection. Notwithstanding the foregoing, if a dispute arises between Buyer Parent or the Target Companies, on the one hand, and a third party other than (and unaffiliated with) Seller Parent, on the other hand, after the Closing, then the Target Companies may assert such attorney-client privilege to prevent disclosure to such Covered Materials; provided, further, that Buyer Parent and the Target Companies may not waive such privilege without the prior written consent of Seller Parent.

12.13 Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 12.5 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement or at law or in equity and (b) the right of

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specific performance is an integral part of the Transactions and without that right, none of the Seller Parties or Buyer Parent would have entered into this Agreement. The right to specific enforcement hereunder shall include the right of Seller Parent to cause Buyer Parent to purchase the Purchased Equity and to consummate the other Transactions, on the terms and subject to the conditions set forth in this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such order or injunction.

12.14 Construction.

(a) For purposes of this Agreement, except as otherwise indicated:

(i) whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders;

(ii) all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement;

(iii) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”;

(iv) “or” is used in the inclusive sense of “and/or” and “any” is used in the non-exclusive sense;

(v) words such as “herein,” “hereof,” “hereunder” and similar words refer to this Agreement as a whole and not to the particular term or Section where they appear;

(vi) reference to any agreement, instrument or other document means such agreement, instrument or document as amended or modified and as in effect from time to time in accordance with the terms thereof and shall be deemed to include each addendum, exhibit, schedule or other attachment thereto;

(vii) reference to any Law means such Law, modified, codified, replaced, amended or reenacted, in whole or in part, and as in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(viii) references to “days” in this Agreement shall mean calendar days except where the defined term “Business Days” is expressly referenced; and

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(ix) all dollar amounts are expressed in United States dollars and will be paid in cash in United States currency.

(b) When calculating the period of time before which, within which or following which any act is to be done or step taken, the date that is the reference date in beginning the calculation of such period shall be excluded (for example, if an action is to be taken within two calendar days of a triggering event and such event occurs on a Tuesday, then the action must be taken by the end of the day on Thursday). If the last calendar day of such period provided for a notice, action or the exercise of any right is not a Business Day, the period in question shall end on the next succeeding Business Day.

(c) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(d) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(e) The capitalized terms used in this Agreement not defined in Exhibit A shall have the meanings ascribed to such terms as set forth elsewhere in this Agreement.

12.15 Disclosure Schedule. The Disclosure Schedule has been arranged, for purposes of convenience only, as separate Sections corresponding to the subsections of Section 3 and Section 4. The representations and warranties contained in Section 3 and Section 4 are subject to (a) the exceptions and disclosures set forth in the part of the Disclosure Schedule corresponding to the particular subsection of Section 3 and Section 4 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part of the Disclosure Schedule by reference to another part of the Disclosure Schedule; and (c) any exception or disclosure set forth in any other part of the Disclosure Schedule to the extent it is reasonably apparent that such exception or disclosure is intended to qualify such representation and warranty. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. The information set forth in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement. The Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of Seller Parent contained in this Agreement. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

[Signature Page Follows]

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In Witness Whereof, the Parties have caused this Agreement to be executed as of the Agreement Date.

Kpler Holding SA

By: _/s/ Francois Cazor_______________________
Name: Francois Cazor
Title: Executive Chairman

[Signature Page to Share Purchase Agreement]

In Witness Whereof, the Parties have caused this Agreement to be executed as of the Agreement Date.

Spire Global, Inc.

By: _/s/ Peter Platzer______________________
Name: Peter Platzer
Title: Chief Executive Officer

Exhibit A

Certain Definitions

For purposes of the Agreement (including this Exhibit A):

“Accounting Time” means 11:59 pm Eastern Time on the Closing Date.

“Accrued Tax Amount” means, without duplication, an amount equal to the sum of the accrued but unpaid Taxes of or payable by the Target Companies for Pre-Closing Tax Periods for which an originally filed Tax Return has not yet become due (after giving effect to any applicable extensions of time for filing) and has not yet been filed as of the Closing Date (including, for the avoidance of doubt, any such Taxes payable by the Target Companies in connection with the Pre-Closing Reorganization), determined (i) in a manner consistent with each Target Company’s past practice (if any) unless otherwise required by this Agreement, (ii) by taking into account any and all Tax refunds, prepayments, overpayments, estimated payments, net operating losses and credits of the Target Companies from a Pre-Closing Tax Period that are available to be utilized in a Pre-Closing Tax Period to offset Taxes of the Target Companies, and Transaction Deductions available to reduce or offset such Taxes (to the extent such Transaction Deductions are allocable, at a “more likely than not” or higher standard, to Pre-Closing Tax Periods under applicable Law), and (iii) by excluding (A) all deferred Tax liabilities and assets (as determined under accounting principles), and (B) (1) all Taxes that are caused by any action or any transaction on the Closing Date after the Closing with respect to the Target Companies, the In-Scope Assets or the Business, (2) all Taxes that result from voluntary actions taken or transactions entered into with respect to any Target Company, the In-Scope Assets or the Business after the Closing Date, in each case not explicitly contemplated by this Agreement and which action or transactions the Buyer Parent was aware, or ought reasonably have been aware, would give rise to such Taxes, (3) all Taxes that result from the Bump Transactions, (4) all Taxes that are attributable to Taxes required to be borne by Buyer Parent under Section 7.4(f), and (5) all Taxes that arise as a result of a breach by Buyer Parent or any of its Affiliates of any covenant set forth in Section 7.4.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

“Agreement” is defined in the preamble.

“Agreement Date” means the date of this Agreement.

“Aggregate Purchase Price” is defined in Section 2.1(1).

“AIS” means Automatic Identification System (i.e., the system used to provide encoded messages that provide certain vessel information such as identity, position, course and speed of nearby vessels received from a maritime navigation safety communication system through automatically radio broadcasted digital signals).

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986 or any applicable Laws of similar effect, and the related regulations and published interpretations thereunder.

“Antitrust Law” means any Law designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Authorized Reseller Agreement” means the preferred reseller agreement to be entered into by and between Buyer Parent (or an Affiliate) and Seller Parent (or an Affiliate).

“Binding Allocation Principles” is defined in Section 7.4(a)(ii).

“Bump” is defined in Section 6.9.

“Bump Transactions” is defined in Section 6.9.

“Business” is defined in the recitals.

“Business Day” means any day that is not (a) a Saturday, (b) a Sunday, (c) another day on which U.S. Federal Reserve Banks are closed, (d) another day on which clearing banks in London are closed or (e) solely with respect to the day on which a required action is to be taken under this Agreement that requires banking or government services in Luxembourg, Singapore or the United Kingdom or Ontario, Canada, another day that is an official holiday on which banks are generally closed in such jurisdiction.

“Business Employee” means (a) employees listed on Schedule A, (b) any individuals hired in the ordinary course of business to fill vacancies left by the departure of any such individuals, and (c) any other person that the Parties shall mutually designate in writing prior to Closing as a Business Employee, in each case to the extent they remain employed by the Business as of immediately prior to Closing.

“Buyer Parent” is defined in the preamble.

“Buyer Parent Indemnified Party” is defined in Section 7.4(h).

“Buyer Parent Prepared Returns” is defined in Section 7.4(b)(ii).

“Buyer Parties” is defined in Section 11.2(b).

“CanadaCo” is defined in the recitals.

“Canadian Privacy Laws” is defined in Section 7.3(c).

“Closing” is defined in Section 1.4.

“Closing Date” is defined in Section 1.4.

“Closing Purchase Price” is defined in Section 2.1(b).

“Closing Statement” is defined in Section 2.4(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“CD IP” is defined in Exhibit C.

“Company Cash” means, the aggregate amount of cash and cash equivalents held by the Target Companies, as determined in accordance with the Transaction Accounting Principles, as of the Accounting Time.

“Company Data” means all proprietary, sensitive, or confidential information or data (including any Personal Data), and all information or data that is subject to Privacy Obligations (including Personal Data), Processed by or on behalf of any Seller Party in connection with the Business or any Target Company.\

“Company Indebtedness” means the aggregate amount of the Indebtedness of the Target Companies as of the Accounting Time and the Accrued Tax Amount as of the Accounting Time; provided, that (a) any item included in Company Indebtedness shall not be included in “Current Liabilities”, “Company Transaction Expenses” or “Seller Transaction Expenses” and (b) any item included in “Current Liabilities”, “Company Transaction Expenses” or “Seller Transaction Expenses” shall not be included in “Company Indebtedness”.

“Company Plans” is defined in Section 3.15(a).

“Company Transaction Expenses” means, to the extent unpaid as of the Closing and an outstanding Liability of a Target Company: (a) all fees, costs and expenses accrued, incurred or otherwise payable by each Target Company at or prior to the Closing in connection with the Transactions, and (b) any commission, severance, bonus, or other similar payment or benefit payable by such Target Company contingent solely upon the Closing, including any related Transaction Payroll Taxes; provided, that Company Transaction Expenses shall not include any Seller Transaction Expenses, severance payments or similar payments or benefits made to employees who are terminated after the Closing, including Transaction Payroll Taxes related thereto, or any fees, costs and expenses payable by Buyer Parent or any of its Affiliates pursuant to the terms of this Agreement (or any financing related to the Transactions), any filing fees under any Antitrust Law or any other Laws or regulations; provided, further, that (i) any item included in Company Transaction Expenses shall not be included in “Company Indebtedness” or “Current Liabilities” and (ii) any item included in “Company Indebtedness” or “Current Liabilities” shall not be included in Company Transaction Expenses.

“Company Working Capital” means (a) the Current Assets, minus (b) the Current Liabilities, determined as of the Accounting Time.

“Company Working Capital Illustration” is defined in Section 2.2(b).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of August 21, 2024, by and between Buyer Parent and Seller Parent.

“Consent(s)” means any consent, approval or waiver.

“Covered Materials” is defined in Section 12.12.

“CTA 2009” means the U.K. Corporation Tax Act 2009.

“CTA 2010” means the U.K. Corporation Tax Act 2010.

“Current Assets” means all current assets of the Target Companies, solely to the extent within the line items specified for inclusion in the calculation of Company Working Capital in the Transaction Accounting Principles, as determined in accordance with the Transaction Accounting Principles and in a manner consistent with the Company Working Capital Illustration (including the line item current asset accounts set forth therein).

“Current Liabilities” means all current liabilities of the Target Companies, solely to the extent within the line items specified for inclusion in the calculation of Company Working Capital in the Transaction Accounting Principles, as determined in accordance with the Transaction Accounting Principles and in a manner consistent with the Company Working Capital Illustration (including the line item current liability accounts set forth therein).

“D-AIS” means AIS data collected using vessel-based collection platforms.

“D&O Indemnified Persons” is defined in Section 7.3 (a).

“D&O Indemnifying Parties” is defined in Section 7.2(b).

“DAC6” is defined in Section 3.14(l).

“Direct Target Companies” is defined in the recitals.

“Direct Transfer Employee” means each Business Employee who is (a) employed by a Seller Party rather than a Target Company, and (b) whom Seller Parent, in consultation with Buyer Parent, determines should not transfer to a Target Company but should instead be hired directly by Buyer Parent or one of its Affiliates.

“Directly Conveyed IP” is defined in Section 3.7.

“Disclosed Personal Data” is defined in Section 7.3(c).

“Disclosing Party” is defined in Section 7.4(j).

“Disclosure Requirements” is defined in Section 7.4(j).

“Disclosure Schedule” means the disclosure schedule that has been prepared by Seller Parent and delivered to Buyer Parent on the Agreement Date. The contents of each of the contracts and other documents referred to in the Disclosure Schedule shall be deemed to be incorporated and referred to in the Disclosure Schedule as though set forth in full therein.

“Dispute Auditor” is defined in Section 2.4(b).

“Dispute Notice” is defined in Section 2.4(b).

“End Date” means twelve months after the date of this Agreement.

“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” means any Law relating to (a) the protection, preservation or restoration of the environment (including, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource); (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, any Hazardous Substances; or (c) safety issues (including human and occupational safety and health), in each case as amended and as in effect on the Agreement Date.

“Environmental Permit” means any Permit issued pursuant to any applicable Environmental Laws.

“Equity Interests” means, with respect to any Person, any capital stock of, shares in the capital of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right or entitlement to acquire any such capital stock, shares or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.

“Equity Plans” is defined in Section 7.8(g).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Statement” is defined in Section 2.2(a).

“Estimated Company Working Capital” is defined in Section 2.2(a).

“Estimated Company Cash” is defined in Section 2.2(a).

“Estimated Company Indebtedness” is defined in Section 2.2(a).

“Estimated Company Transaction Expenses” is defined in Section 2.2(a).

“Execution Date Allocation Schedule” is defined in Section 7.4(a)(i).

“Expiration Date” is defined in Section 11.2(a).

“Faegre” is defined in Section 12.11.

“FDI Laws” shall mean all applicable Laws that are designed or intended to prohibit, restrict or regulate investments by Persons that are deemed a foreign entity or that may pose a threat to national security.

“Final Adjustment Amount” is defined in Section 2.4(c).

“Final Adjustment Amount Determination Date” is defined in Section 2.4(c).

“Final Allocation” is defined in Section 7.4(a)(ii).

“Final Compulsory Payment Amount” is defined in Section 7.4(i).

“Final Compulsory Payment Indemnification Event” means a Final Determination having been made regarding a liability requiring payment under applicable Law or any Order.

“Final Determination” means a determination made by a Governmental Authority (including pursuant to a settlement or other resolution) where all rights to object to or appeal from the determination (including any right to obtain relief under a competent authority or similar process) have been exhausted or have expired.

“Financial Information” is defined in Section 3.5.

“Fraud” means that a representation or warranty in Section 3 or Section 4 made by Seller Parent or in Section 5 made by Buyer Parent, was in each case made by such Party with intent to deceive the other Party, and that with respect to such representation or warranty (a) there was actual knowledge by Seller Parent (with respect to any such representation or warranty made by Seller Parent) or Buyer Parent (with respect to any such representation or warranty made by Buyer Parent), as applicable, that such representation is or was false (as opposed to any fraud claim based on constructive knowledge or reckless misrepresentation or a similar theory); (b) there was an intention to induce such Party to whom such representation or warranty was made to act or refrain from acting; (c) such Party to whom such representation or warranty was made, in justifiable reliance upon such false representation, took or refrained from taking action; and (d) such Party to whom such representation or warranty was made suffered damage by reason of such reliance.

“GAAP” means United States generally accepted accounting principles.

“Government Official” means (a) any officer or employee of any Governmental Entity, (b) any individual acting in an official capacity on behalf of a Governmental Entity, (c) any officer or employee of a Person that is majority or wholly owned by a Governmental Entity, or (d) any officer or employee of a public international organization, such as the World Bank or the United Nations.

“Group Relief” means any relief capable of being surrendered, transferred or otherwise made available by or to a company for any Tax purpose (including the calculation thereof) pursuant to Part 5 or 5A of the CTA 2010 or Chapter 4 of Part 22 of the CTA 2010.

“Governmental Entity” means any national, federal, regional, state, provincial, local, or foreign or other governmental authority or instrumentality, legislative body, court, administrative agency, regulatory body, commission, ministry, bureau or instrumentality, including any multinational authority having governmental or quasi-governmental powers, or any other industry self-regulatory authority.

“Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous, or a “pollutant” or “contaminant” or otherwise regulated, under any applicable Environmental Law, including any petroleum or any derivative or by-product thereof, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead, or polychlorinated biphenyls.

“Immaterial Licenses” means any: (a) non-exclusive licenses granted by a Seller Party with respect to the Business or a Target Company to customers, vendors, service providers, partners and/or collaborators in the ordinary course of business on the Seller Party’s or Target Company’s applicable standard terms of business (the form(s) of which has been made available to the Buyer Parent); (ii) licences to use Open Source Materials that are permissive, non-‘copyleft’ licences (as ‘permissive’ and ‘copyleft’ are defined by the Open Source Initiative at https://opensource.org/faq); (iii) non-exclusive licenses of Intellectual Property that are merely incidental to the transaction contemplated by the applicable agreement or arrangement (including any non-exclusive feedback licenses and non-exclusive licenses to use trademarks, service marks, logos and trade names or similar for marketing purposes outside performance of that agreement or arrangement); and (iv) unnegotiated shrink-wrap, browse-wrap, click-wrap agreement for the non-exclusive use of: (A) ‘off‑the-shelf’ software packages which are readily available to any person to purchase and use in their business; or (B) non-bespoke, commercially available, ‘X-as a-service’ or cloud services (including any cloud infrastructure vendor or hosting services that are available and used by a Seller Party or a Target Company under generally commercially‑available standard terms and conditions), in each case of software or service in (A) and (B) for which the Seller Parties with respect to the Business and the Target Companies collectively paid no more than $75,000 in the aggregate during the 12-month period ended December 31, 2023 for all licenses/subscriptions with respect to such software or service for all users and/or workstations.

“Indemnified Taxes” is defined in Section 7.4(h).

“Inbound IP Contracts” is defined in Section 3.9(j).

“In-Scope Assets” is defined in Exhibit C.

“In-Scope Contracts” is defined in Exhibit C.

“In-Scope IP” is defined in Exhibit C.

“In-Scope Liabilities” is defined in Exhibit C.

“In-Scope Records” is defined in Exhibit C.

“Information Technology” is defined in in the definition “IT Systems.”.

“Indebtedness” means, with respect to any Person, the outstanding principal amount of, and all interest and other amounts accrued in respect of and all amounts payable at retirement of, (a) any indebtedness for borrowed money of such Person, (b) any obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) any reimbursement obligation of such Person with respect to letters of credit (solely to the extent actually drawn upon), bankers’ acceptances or similar facilities issued for the account of such Person; and (d) any obligation of the type referred to in clauses (a) through (c) of another Person the payment of which such Person has guaranteed or for which it is responsible or liable, directly or indirectly, jointly or severally, as obligor or guarantor. For the avoidance of doubt, Indebtedness does not include any Taxes.

“Indirect Transfer Employees” means each Business Employee who is (a) employed by a Seller Party rather than a Target Company, and (b) not a TUPE Employee, PEO Employee, or Direct Transfer Employee.

“Insurance Policies” is defined in Section 3.17.

“Intellectual Property” means any and all ideas, concepts, discoveries, inventions, improvements, developments, technologies, works of authorship, trade secrets, know-how, and proprietary information, processes, and methods, software, firmware and similar technology (such as, for example, computer programs, applications, libraries, routines, utilities, functions and components, and AI/ML systems and technologies (including neural networks, (large language) models, architectures, weights, (hyper)parameters, coefficients, embeddings, calibrations and algorithms (whether or not, instantiated in software code))), tools, algorithms, processes, techniques, know-how, data, databases, structured or unstructured datasets and data collections, plans, analyses, models, prototypes, specifications, designs, interfaces, circuits, layouts, mask works, domain names, and trademarks, service marks, trade dress, trade names, goodwill whether or not it may be patented, copyrighted or otherwise protected, including any and all Intellectual Property Rights therein or thereto.

“Intellectual Property Rights” means any and all patents, copyright rights, mask work rights, trademark rights, trade secret rights, sui generis database rights and other statutory rights in Intellectual Property (including any disclosure thereof and application therefor and renewal thereof), throughout the world.

“Interests” is defined in Section 1.1(b).

“IRS” means the Internal Revenue Service.

“IT Systems” means (a) as of the Agreement Date, all material computer systems, communication systems, software, hardware and related services (“Information Technology”) used or held for use in the conduct of the Business; and (b) as of the Closing Date, all Information Technology that is used or held for use primarily or exclusively in the conduct of the Business.

“Knowledge” of Seller Parent shall mean the actual knowledge of a fact or other matter by Peter Platzer or Leo Basola. For the avoidance of doubt, Knowledge does not require that such individuals have conducted, obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any Intellectual Property clearance searches, and no knowledge of any third-party Intellectual Property that would have been revealed by such inquiries, opinions or searches will be imputed to such individuals; provided, that any such opinions or searches that have been conducted or obtained prior to the Agreement Date will not be excluded from the term “Knowledge” as a result of this sentence.

“Law” means any federal, provincial, state, local, municipal, foreign, multinational, or other law, statute, constitution, principle of common law, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Leased Real Property” is defined in Section 3.8(a).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before any Governmental Entity or any arbitrator or arbitration panel.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Liens” means all mortgages, encumbrances, security interests, claims, charges or pledges.

“LuxCo” is defined in the recitals.

“Mandatory Disclosure” is defined in Section 7.4(i).

“Material Contracts” is defined in Section 3.10(a).

“Maritime Intellectual Property” means all Intellectual Property used or held for use exclusively or primarily for the Business, including Retained Maritime IP, In-Scope IP, and the In-Licensed IP.

“Maritime Products” shall mean all products, services, and Intellectual Property primarily or exclusively in respect to the Business from which any Seller Parties, or any Target Company, has derived since January 1, 2022, or is currently deriving, or is scheduled to derive, revenue from their use, sale, license, subscription, provision, distribution, support, or maintenance, excluding any Out-Of-Scope Assets.

“Maritime Proprietary Software” is defined in Section 3.9(r), including any Retained Maritime Software.

“Material Adverse Effect” means any effect that is materially adverse to the assets, Liabilities, financial condition or existing business, of the Business (taken as a whole); provided, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse effect resulting directly or indirectly from general business or economic conditions, except to the extent such general business or economic conditions have a materially disproportionate effect on the Business as compared to any of the other companies in the industry of the Business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Material Adverse Effect; (b) any adverse effect resulting directly or indirectly from conditions generally affecting any industry or industry sector in which the Business operate or compete, except to the extent such adverse effect has a materially disproportionate effect on the Business as compared to any of the other companies in the Business’s industry or industry sector, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Material Adverse Effect; (c) any adverse effect resulting from changes in regulatory, legislative or political conditions in the United States or any other country or region in the world, except to the extent such change in regulatory, legislative or political condition has a materially disproportionate effect on the Business as compared to any of the other companies in the Business’s industry, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Material Adverse Effect; (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyber-attacks, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, cyber-attacks, terrorism or military actions), pandemic or epidemic in the United States or any other country or region in the world, except to the extent such conditions or actions has a materially disproportionate effect on the Business as compared to any of the other companies in the Business’s industry or geographies in which the Business operates, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Material Adverse Effect; (e) any adverse effect resulting directly or indirectly from the announcement, execution or delivery of the Agreement or the pendency or consummation of the Transactions, including any disruption in (or loss of) supplier, service provider, partner or similar relationships or any loss of employees ((provided, however, solely for purposes of determining the accuracy of the representations and warranties in Section 3.4(c), this clause (e) shall be disregarded)); (f) any adverse effect resulting directly or indirectly from any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof; (h) the failure of the Business or any Seller Party to meet internal expectations or projections (but not the underlying cause of such failure); (i) any adverse effect resulting directly or indirectly from any breach by Buyer Parent of any provision of this Agreement or the taking of any other action by Buyer Parent; (j) any adverse effect resulting directly or indirectly from (i) any action taken by a Seller Party at Buyer Parent’s direction, (ii) any action referred to in Section 6.3 taken by any Seller Party with Buyer Parent’s consent, (iii) the failure to take any action referred to in Section 6.3 that was not taken by any Seller Party because Buyer Parent withheld its consent; or (k) the availability or cost of equity, debt or other financing to Buyer Parent

“MDR” is defined in Section 3.14(l).

“Mixed Government Contract” is defined in Part B of Attachment C-2 to Exhibit C.

“New Plans” is defined in Section 7.2(c).

“NSI Act” means the UK National Security and Investment Act 2021.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license.

“Open Source Materials” means any software or other Intellectual Property subject to an Open Source License.

“Order” means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority.

“ordinary course of business” means, with respect to the Seller Parties in connection with the Business, the ordinary course of business consistent with the Seller Parties’ past practice in connection with the Business.

“Organizational Documents” means, with respect to any Person that is not an individual, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other constituent or organizational documents of such Person.

“Outbound IP Contracts” is defined in Section 3.9(i).

“Out-of-Scope Assets” is defined in Exhibit C.

“Out-of-Scope Liabilities” is defined in Exhibit C.

“Owned Maritime Intellectual Property” means all Maritime Intellectual Property owned or purported to be owned by any Seller Party or Target Company that is used, held use, practiced or exploited in the Business.

“Parties” is defined in the preamble.

“Payoff Amounts” is defined in Section 2.3(b).

“Payoff Indebtedness” is defined in Section 2.3(b).

“PEO” means a professional employer organization.

“PEO Employee” means each Business Employee who is employed through professional employer organization agreements.

“Permit” means all approvals, permits, licenses, registrations, certificates, authorizations, consents, variances, privileges, and similar rights obtained from any Governmental Entity.

“Permitted Liens” means: (a) Liens for current Taxes not yet delinquent or which may be paid without penalty, that are being contested in good faith by appropriate proceedings, or that are otherwise not material; (b) Liens that do not materially impair the ownership or use of the assets to which they relate; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (d) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like Liens; (e) leases or subleases and licenses or sublicenses granted to others in the ordinary course; (f) any non-exclusive license grant made or received in the ordinary course of business; (g) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar Liens affecting real property not interfering in any material respect with the ordinary conduct of the business; (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (i) Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; (j) Liens in favor of other financial institutions arising in connection with the Seller Parties’ deposit accounts or securities accounts held at such institutions to secure customary fees, charges, and the like of the Business; (k) Liens arising under the Perishable Agricultural Commodities Act of 1930; and (l) Liens listed in Section 1 of the Disclosure Schedule.

“Person” means any individual, Entity or Governmental Entity.

“Personal Data” means any data or information that relates to an identified or identifiable individual or is otherwise considered or defined as “personally identifiable information,” “personal information,” “personal data,” or other similar terms, by or for the purposes of any applicable Privacy Obligations.

“Post-Closing Covenants” is defined in Section 11.2(a).

“Post-Closing Purchase Price Allocation Schedule” is defined in Section 7.4(a)(ii).

“Purchased Equity” is defined in the recitals.

“Pre-Closing Period” is defined in Section 6.4.

“Pre-Closing Reorganization” is defined in the recitals.

“Pre-Closing Reorganization Committee” is defined in Section 6.2(b).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on (and including) the Closing Date.

“Pre-Closing Taxes” means, without duplication, (a) Taxes of or payable by any Target Company for any Pre-Closing Tax Period (including, for the avoidance of doubt, any such Taxes payable by any Target Company in connection with the Pre-Closing Reorganization), (b) Taxes of any member (other than CanadaCo and UKCo) of a Tax group of which any Target Company is or was a member at or prior to the Closing, including pursuant to Treasury Regulations Section 1.1502-6 or similar provisions of state, local, or non-U.S. Law (including any liability for Tax of UKCo to make a payment for or refund of a payment for, a Group Relief, or of UKCo for or in connection with the entering into of a Tax election in any case pursuant to any arrangement or agreement entered into on or before Closing), (c) Taxes of any other Person imposed on (A) any Target Company as a transferee or successor, by contract, or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing and/or (B) on the Buyer Parent (or any of its Affiliates) as a transferee or successor, by contract, or pursuant to any Law, which Taxes relate to the Pre-Closing Reorganization, and (d) any Taxes of any Target Company which arise as a consequence of, or by reference to (i) shares, other securities, options or other rights to acquire shares or securities or any interests in shares or securities granted or acquired prior to Closing, or as a result of a right or obligation (whether or not legally binding) created on or before Closing or (ii), in respect of UKCo only, Part 7A of the U.K. Income Tax (Earnings and Pensions) Act 2003 (or any equivalent legislation in a jurisdiction outside the United Kingdom) where the arrangement giving rise to the charge was entered into on or before Closing, provided, however, that “Pre-Closing Taxes” shall not in any case include, and Seller shall have no indemnification obligation related to, any Taxes to the extent that such Taxes (u) are caused by any action or any transaction on the Closing Date after the Closing with respect to the Target Companies, the In-Scope Assets or the Business, (v) result from voluntary actions taken or transactions entered into with respect to any Target Company, the In-Scope Assets or the Business after the Closing Date, in each case not explicitly contemplated by this Agreement and which action or transactions the Buyer Parent was aware, or ought reasonably have been aware, would give rise to such Taxes, (w) result from the Bump Transactions, (x) are attributable to Taxes required to be borne by Buyer Parent under Section 7.4(f), (y) are due to the unavailability in a taxable period (or portion thereof) beginning after the Closing Date of any net operating losses, non-capital losses, capital losses, credits, or other Tax attributes from a Pre-Closing Tax Period (except to the extent such Tax attribute is taken into account in the calculation of the Final Adjustment Amount), or (z) arise as a result of a breach by Buyer Parent or any of its Affiliates of any covenant set forth in Section 7.4.

“Preliminary Compulsory Payment Amount” is defined in Section 7.4(h).

“Process,” “Processed” or “Processing” means, with respect to data, the Seller Parties’ use, collection, processing, storage, recording, adaption, alteration, transfer, disclosure or dissemination of such data.

“Privacy Obligations” means: (a) all Laws applicable to any Seller Party with respect to the Business and/or any Target Company concerning data privacy, information security, information security incident, data breach or vulnerability notification, electronic marketing communications, use of ‘cookies’ or similar technologies, biometric data, online behavioural advertising and/or the Processing of Personal Data, including but not limited to, the EU General Data Protection Regulation 2016/679 and EU Member State laws and regulations implementing the same (the “GDPR”), the GDPR as it forms part of United Kingdom law by virtue of section 3 of the European Union (Withdrawal) Act 2018, the EU e-Privacy Directive 2002/58/EC as amended by EU Directive 2009/136/EC or further amended or replaced from time to time and together with any relevant national implementing legislation, the California Consumer Privacy Act of 2018 as amended and any regulations promulgated thereunder, the Federal Trade Commission Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, and any comparable or substantially similar Laws of any other applicable jurisdiction, as amended or supplemented from time to time; (b) industry self-regulatory principles, certifications, frameworks, or codes of conduct relating to the protection or Processing of Personal Data, direct marketing, emails, text messages or telemarketing or to which any Seller Party in connection with the Business and/or any Target Company belongs, or with which any Seller Party with respect to the Business and/or any Target Company has agreed to comply or represented compliance; and (c) any material obligations under Contract relating to data privacy, information security, information security incident, data breach or vulnerability notification, electronic marketing communications and/or the Processing of Company Data by which any Seller Party with respect to the Business and/or any Target Company is bound.

“R&D Claim” means any claim for relief for expenditure on research and development under any of the provisions of Part 13 CTA 2009 or any equivalent or similar claim or regime for relief in any other jurisdiction.

“Real Property Lease” means a contract for the lease or occupancy of any Leased Real Property.

“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Entity, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

“Removed Mixed Government Contract” is defined in Part B of Attachment C-2 to Exhibit C.

“Reorganization Documents” is defined in Exhibit C.

“Representatives” means, with respect to any Person, such Person’s directors, officers or other employees, consultants or other agents including its financial, legal or accounting advisors.

“Retained Businesses” means (a) all of the activities, operations, and businesses conducted or contemplated to be conducted by the Seller Parties other than those expressly included in the definition of “Business,” (b) activities, operations and businesses used to provide products or services to the U.S. federal government, related Governmental Entities, and customers and distributors supporting the U.S. federal government and related Governmental Entities, and (c) activities, operations and businesses related to weather.

“Retained Interest” is defined in Section 1.1(b).

“Retained Maritime IP” means any Intellectual Property used in, held for use or necessary for, the operation of the Business as conducted in the twelve months preceding Closing and that are not included in the In-Scope Assets.

“Retained Maritime Software” is defined in Exhibit C.

“Reverse Data Supply Agreement” is defined in the recitals.

“RF Data License” means the RF data license agreement to be entered into by and between Buyer Parent (or an Affiliate) and Seller Parent.

“R&W Insurance Policy” is defined in Section 11.1.

“S-AIS” means any AIS data collected from or transmitted by any AIS device using any satellite(s) (including as may be detected by such satellite(s)).

“SEC” means the U.S. Securities Exchange Commission.

“Section 245A Election” is defined in Section 7.4(i).

“Security Incident” means any unlawful or unauthorized access to, or, to the extent defined as or constituting a “personal data breach,” “security incident,” or other similar term, by or for the purposes of any applicable Privacy Obligations, any accidental loss, destruction, use, modification, disclosure, unavailability or other Processing of, any Company Data, Maritime Products or any IT Systems.

“Seller Non-Recourse Parties” is defined in Section 11.2(b).

“Seller Parent” is defined in the preamble.

“Seller Parent Prepared Returns” is defined in Section 7.4(b)(i).

“Seller Parties” means Seller Parent and each of its Subsidiaries.

“Seller Tax Claim” is defined in Section 7.4(d).

“Sellers” is defined in the recitals.

“Seller Transaction Expenses” means, to the extent unpaid as of the Closing: (a) all fees, costs and expenses accrued, incurred or otherwise payable by the Seller Parties at or prior to the Closing in connection with the Transactions, including any of the foregoing that are payable in connection with the negotiation, documentation and execution of this Agreement and the other Transaction Documents or the consummation of the Transactions, (b) the amount of any Taxes required to be borne by Seller Parent pursuant to Section 7.4(e), and (c) any commission, severance, bonus, or other similar payment or benefit payable by the Seller Parties contingent solely upon the Closing, including any related Transaction Payroll Taxes; provided, that Seller Transaction Expenses shall not include any severance payments or similar payments or benefits made to employees who are terminated after the Closing, including Transaction Payroll Taxes related thereto, or any fees, costs and expenses payable by Buyer Parent or any of its Affiliates pursuant to the terms of this Agreement (or any financing related to the Transactions), any filing fees under any Antitrust Law or any other Laws or regulations; provided, further, that (i) any item included in Seller Transaction Expenses shall not be included in “Company Indebtedness” or “Current Liabilities” and (ii) any item included in “Company Indebtedness” or “Current Liabilities” shall not be included in Seller Transaction Expenses.

“Separation Plan” is defined in Section 6.2(c).

“Shared Contracts” is defined in Section 1.1(c).

“SingaporeCo” is defined in the recitals.

“Specified Laws” is defined in Section 6.1(a).

“Specified Representations” means the representations and warranties set forth in Section 3.1(a) (Organization), Section 3.1(b) (Good Standing), Section 3.3(a) (Capitalization, Etc.), Section 3.19 (Financial Advisor), and Section 4.1 (Authority; Binding Nature of Agreement).

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other Entity of which (a) if a corporation, a majority of the total voting power of shares of capital stock or shares in the capital stock of the corporation entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company or other Entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“T-AIS” means AIS data collected using terrestrial-based collection platforms.

“Takeover Proposal” means any proposal or offer from any Person (other than Buyer Parent or its Affiliates or their respective Representatives) for any acquisition by such Person of a material portion of the Business (other than an acquisition of assets of the Seller Parties in the ordinary course of business or as permitted under the terms of this Agreement) having a fair market value (as determined by the Board of Directors of Seller Parent in good faith) in excess of 50% of the fair market value of all the assets of the Business immediately prior to such acquisition or more than a 50% interest in the total voting securities of a Target Company or any tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of any class of Equity Interests of a Target Company or any merger, consolidation, or business combination of a Target Company with any unaffiliated third party, other than the Transactions. Notwithstanding the foregoing, a Takeover Proposal shall not include (and the Seller Parties shall not be restricted in any respect with respect to) a sale of Seller Parent or any of its Retained Businesses or the Out-of-Scope Assets.

“Target Companies” is defined in the recitals.

“Target Working Capital” means an amount equal to $2,400,000.

“Tax Allocation Purchase Price” is defined in Section 7.4(a)(i).

“Tax Act” means the Income Tax Act (Canada).

“Tax Claim”” is defined in Section 7.4(c).

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes filed with a Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, use, withholding, payroll, employment, social security (including National Insurance) contributions, and premiums, government pension plan premiums and contributions, levies (including apprenticeship levy) in the nature of a tax, employment, unemployment, employer health, workers’ compensation premiums, employment/unemployment insurance premiums and contributions, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, digital services, VAT, custom duties and other taxes and duties that are imposed by any Governmental Entity, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign).

“TCGA” means the U.K. Taxation of Chargeable Gains Act 1992.

“Transaction Accounting Principles” means the practices, procedures, principles and methodologies used in the set forth on Exhibit E.

“Transaction Deductions” means all items of loss, deduction, and credit for Tax purposes resulting from or attributable to: (a) the payment of any compensatory payments (including any stay bonuses, sales bonuses, change of control payments, termination payments, severance payments, retention payments or similar payments) payable on, around or before the Closing pursuant to this Agreement or as a result of the Transactions, (b) amounts reflected in Company Working Capital, Company Indebtedness, or Company Transaction Expenses or Seller Transaction Expenses, as finally determined pursuant to Section 2.4, (c) any fees, expenses, premiums and penalties with respect to the payment or prepayment of debt and the write-off or acceleration of the amortization of deferred financing, (d) any other fees, costs, expenses and other amounts incurred by the Target Companies with respect to the Target Companies, (e) the vesting, cancellation or exercise of any options (or similar rights) with respect to the Seller Parties on or around the Closing or in connection with the Transactions, (f) the amount of any Transaction Payroll Taxes, and (g) the amount of any employment or similar Taxes with respect to the amounts set forth in clause (a) or (e) of this definition paid by the Seller Parties on or around the Closing Date or in connection with the Transactions; provided, that 70% of any of the foregoing that constitutes a success based fee within the scope of IRS Procedure 2011-29 shall be considered to be a Transaction Deduction.

“Transaction Documents” means this Agreement, the Transition Services Agreement, the Reverse Data Supply Agreement, the Authorized Reseller Agreement, the RF Data License and all other agreements, instruments and certificates expressly contemplated by this Agreement to be executed and delivered by any Party in connection with the consummation of the Transactions.

“Transaction Payroll Taxes” means the employer portion of any payroll or employment Taxes incurred or accrued with respect to any bonuses or other compensatory payments made in connection with the Transactions.

“Transactions” means the transactions contemplated by this Agreement.

“Transition Services Agreement” is defined in the recitals.

“Transfer Regulations” means the Acquired Rights Directive (EC 23/2001), any legislation implementing the Acquired Rights Directive (EC 23/2001) and any other legislation under the laws of any jurisdiction having the effect of automatically transferring employment on the transfer of a business or undertaking, including but not limited to the UK Transfer of Undertakings (Protection of Employment) Regulations 2006.

“TUPE Employees” means each Business Employee (a) who is employed by a Seller Party rather than a Target Company, and (b) the transfer of employment of which is reasonably determined by Seller Parent to be subject to the Transfer Regulations.

“USCo” is defined in the recitals.

“UKCo” is defined in the recitals.

“VAT” any sales, goods, services, value-added, turnover, consumption, use or similar tax.

“VATA 1994” means the U.K. Value Added Tax Act 1994.

“VDES” means the ‘very-high frequency’ or ‘VHF’ Data Exchange System also known as ‘AIS 2.0’.

“Withholding Agent” is defined in Section 2.5.